Exhibit 10.5

AGREEMENT OF LEASE

BETWEEN

GREEN BUS HOLDING CORP., Landlord

AND

THE CITY OF NEW YORK, Tenant

PREMISES

165-25 147th Avenue
Jamaica, New York

Section 56, Block 13296, Lots 7, 14 and 101
and
Section 56, Block 13298, Lot 11
and
Section 56, Block 13302, Lot 171

TABLE OF CONTENTS

ARTICLE 1
DEMISED PREMISES	1

ARTICLE 2
TERM	2

ARTICLE 3
RENT	3

ARTICLE 4
USE OF DEMISED PREMISES	7

ARTICLE 5
IMPOSITIONS	8

ARTICLE 6
[INTENTIONALLY OMITTED]	10

ARTICLE 7
REPAIRS AND MAINTENANCE OF THE DEMISED PREMISES	10

ARTICLE 8
TENANT’S ALTERATIONS	12

ARTICLE 9
UTILITIES	16

ARTICLE 10
PRE EXISTING ENVIRONMENTAL CONDITIONS;
ENVIRONMENTAL COMPLIANCE DURING PERIOD OF TENANCY;
REQUIREMENTS OF LAW	16

ARTICLE 11
INSURANCE	21

ARTICLE 12
DAMAGE OR DESTRUCTION	25

ARTICLE 13
ASSIGNMENT AND SUBLETTING	29

ARTICLE 14
INDEMNIFICATION	36

ARTICLE 15
CONDEMNATION	37

ARTICLE 16
RIGHT TO INSPECT	40

ARTICLE 17
[INTENTIONALLY OMITTED]	41

ARTICLE 18
DEFAULT PROVISIONS	41

ARTICLE 19
ATTORNEYS’ FEES	45

ARTICLE 20
WAIVER OF REDEMPTION; COUNTERCLAIM; TRIAL BY JURY	45

ARTICLE 21
NO WAIVER	45

ARTICLE 22
END OF TERM	46

ARTICLE 23
BROKER	48

ARTICLE 24
QUIET ENJOYMENT	48

ARTICLE 25
NON-LIABILITY OF LANDLORD	48

ARTICLE 26
APPLICABLE LAW AND CONSTRUCTION	49

ARTICLE 27
BINDING EFFECT OF LEASE	50

ARTICLE 28
NOTICES	50

ii

ARTICLE 29
FEE MORTGAGES	51

ARTICLE 30
ESTOPPEL CERTIFICATES	52

ARTICLE 31
REPRESENTATIONS	52

ARTICLE 32
MISCELLANEOUS	54

ARTICLE 33
ROOF RIGHTS; AIR RIGHTS	55

ARTICLE 34
INVESTIGATIONS	57

ARTICLE 35
SIGNIFICANT RELATED PARTY TRANSACTIONS	59

List of Schedules

Schedule A - Description of the Real Property

iii

AGREEMENT OF LEASE

AGREEMENT OF LEASE (the “Lease”) made as of the          day of                , 2005 between GREEN BUS HOLDING CORP., a corporation organized and existing under the laws of the State of New York, with offices located at 444 Merrick Road, Suite 370, Lynbrook, New York 11563, Attention:  Jerome Cooper (the “Landlord”), and THE CITY OF NEW YORK, a municipal corporation of the State of New York, acting through the Department of Citywide Administrative Services, with offices located at One Centre Street, New York, New York 10007 (the “Tenant”).

ARTICLE 1
DEMISED PREMISES

Section 1.01 – Description of Demised Premises. In consideration of and subject to the terms, covenants, agreements, provisions, conditions and limitations set forth in this Lease, Landlord has agreed to demise and lease unto Tenant and Tenant has agreed to hire and take from Landlord that certain parcel of real property known as 165-25 147th Avenue, Jamaica, County of Queens and State of New York, as more particularly described on Schedule A annexed hereto and made a part hereof (the “Land”), together with all buildings and improvements erected or to be erected thereon (the “Improvements”), and together with all of Landlord’s right, title and interest in all easements, rights and other matters appurtenant to the Land or the Improvements and in and to any land lying in the bed of any roads adjacent to the Land, except that rights to use the roof, air rights and transferable development rights are specifically excluded and shall not be demised or leased to Tenant under this Lease subject to the provisions of Article 33 hereof (such Land, Improvements, easements and rights being hereinafter collectively referred to as the “Demised Premises”).

Section 1.02 – Condition of Demised Premises. Tenant acknowledges and agrees that it shall hire and take the Demised Premises from Landlord in its present state of title, subject to all existing liens, charges, encumbrances and any other matters affecting title. Except as specifically set forth in this Lease, Tenant agrees to accept the Demised Premises “as is,” in the existing condition and state of repair as of the date hereof and without recourse to Landlord. Tenant further agrees that no representations, statements or warranties, express or implied, have been made by or on behalf of Landlord and Tenant has not relied on any representations, statements or warranties, express or implied, in respect of the Demised Premises or in respect of the condition thereof or the present or future use or occupation that may be made thereof, the zoning or other Requirements (as hereinafter defined), transferable development rights, encumbrances thereon, appurtenances, or title thereto (except as may be expressly set forth in this Lease). Without limiting the generality of the foregoing, Tenant has not relied on any representations or warranties other than as expressly set forth herein as to (1) the current or future real estate tax liability, assessment or valuation of the Demised Premises, (2) the potential qualification of the Demised Premises for any and all benefits conferred by federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated, (3) the compliance of the Demised Premises, in its current or any future state, with applicable zoning ordinances and the ability to obtain a change in the zoning or a variance with respect to the Demised Premises’ non-compliance, if any, with said zoning ordinances, (4) the availability of any financing for the purchase, alteration or operation of the Demised Premises from any source, (5) the current or future use of the Demised Premises, including, but not limited to, the Demised Premises’ use for residential or commercial purposes, (6) the present or future structural and physical condition of any building, (7) the presence or absence of any Requirements and any violations thereof, and (8) the presence or absence of any Hazardous Materials (as hereinafter defined), and the compliance or non-compliance with any Environmental Laws (as hereinafter defined). Landlord shall in no event whatsoever be liable for any latent or patent defects in the Demised Premises. Requirements shall mean any and all present and future laws, rules, orders, ordinances, regulations, statutes and requirements of any Governmental Authority (as hereinafter defined) relating in any way to the Demised Premises.

ARTICLE 2
TERM

Section 2.01 –Term. This Lease shall be for a term (the “Term”) of twenty-one (21) years, which shall commence on the date (the “Commencement Date”) of the closing under that certain Asset Purchase Agreement between Landlord or its parent and Tenant of even date and shall end at midnight on the day which is the twenty-first (21st) anniversary of the Commencement Date (the “Expiration Date”), unless such Term shall sooner cease or expire as hereinafter provided. This Lease shall be of no force and effect if the closing under that certain Asset Purchase Agreement between Landlord or its parent and Tenant of even date does not occur.

Section 2.02 – Renewal Option. Tenant shall have the right and option (“Renewal Option”) to renew the Term of this Lease for two (2) successive periods of fourteen (14) years each (each, a “Renewal Term”). Tenant shall give notice to Landlord of Tenant’s exercising of such option (each a “Renewal Notice”) not later than twelve (12) months prior to the then effective Expiration Date, TIME BEING OF THE ESSENCE with respect to giving of the Renewal Notice by Tenant to Landlord; provided, however, that the Renewal Notice shall be validly and effectively given only if, on the date that Tenant shall exercise its Renewal Option (the “Exercise Date”) this Lease shall not have been previously terminated or cancelled and there shall be no uncured Event of Default. If Tenant shall validly exercise its Renewal Option in accordance with the provisions of this Section 2.02, this Lease shall be deemed to be extended pursuant to the Renewal Notice, subject to the provisions of this Lease. Notwithstanding anything to the contrary contained in this Section 2.02, if on the commencement of a Renewal Term there shall be an uncured Event of Default, then Landlord, in Landlord’s sole and absolute discretion, may elect, by written notice to

Tenant, to void Tenant’s exercise of the Renewal Option, in which case Tenant’s exercise of the Renewal Option shall be of no force or effect, and the Term shall end on the Expiration Date of this Lease, unless sooner cancelled or terminated pursuant to the provisions of this Lease or by law. The applicable Renewal Term shall commence on the day following the then effective Expiration Date and shall end at midnight on the date that is fourteen (14) Lease Years thereafter. All of the terms, covenants and conditions of this Lease shall continue in full force and effect during the applicable Renewal Term, except that during the first Renewal Term, Tenant shall have an option to extend the Term of this Lease for one (1) Renewal Term pursuant to this Article, and during the last Renewal Term, Tenant shall have no further right to extend the Term of this Lease.

ARTICLE 3
RENT

Section 3.01 – Fixed Rent.

(a)   Tenant covenants and agrees, as conditions to this Lease, to keep and abide by all of the terms, covenants and conditions of this Lease on the part of Tenant to be performed and to pay to Landlord a fixed annual rent (“Fixed Rent”) during the Term as follows:

Lease Year	Fixed Rent	Monthly Installments
1-5	$2,795,000.00	$232,916.67
6-10	3,074,500.00	256,208.33
11-15	3,381,950.00	281,829.17
16-20	3,720,145.00	310,012.08
21	4,092,160.00	341,013.33

(b)   Tenant covenants and agrees, as conditions to this Lease, to keep and abide by all of the terms, covenants and conditions of this Lease on the part of Tenant to be performed and to pay to Landlord a fixed annual rent (“Fixed Rent”) during the first Renewal Term, if exercised, as follows:

Lease Year	Fixed Rent	Monthly Installments
1-4	$4,092,160.00	$341,013.33
5-9	4,501,375.00	375,114.58
10-14	4,951,513.00	412,626.08

(c)   Tenant covenants and agrees, as conditions to this Lease, to keep and abide by all of the terms, covenants and conditions of this Lease on the part of Tenant to be performed and to pay to Landlord a fixed annual rent (“Fixed Rent”) during the second Renewal Term, if exercised, as follows:

Lease Year	Fixed Rent	Monthly Installments
1-5	$5,446,664.00	$453,888.67
6-10	5,991,331.00	499,277.58
11-14	6,590,464.00	549,205.33

(d)   Tenant shall pay Fixed Rent upon the Commencement Date for the remainder of the month in which the Commencement Date occurs and the subsequent month.

(e)   For purposes of this Lease, the term “Lease Year” shall mean for (i) the first (1st) Lease Year, the one (1) year period commencing on the Commencement Date plus, if the Commencement Date is not the first day of a calendar month, the number of days between the Commencement Date and the end of the month in which the Commencement Date occurs, and (ii) for each Lease Year thereafter, the one (1) year period commencing on the expiration of the preceding Lease Year.

Section 3.02 – Manner of Payment. Tenant covenants and agrees to pay Landlord the Fixed Rent at the principal office of Landlord, or at such place as Landlord shall from time to time direct in writing without any abatement, reduction, setoff, counterclaim or deduction for any reason whatsoever. The Fixed Rent shall be paid in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of private and public debts. If requested by Landlord, Tenant shall pay Fixed Rent by wire transfer in accordance with wire instructions to be provided by Landlord. For Tenant’s convenience, Fixed Rent shall be payable by Tenant in equal monthly installments in arrears on the last day of each calendar month included in the Term. Landlord shall submit monthly invoices to Tenant no later than the 15th day of the month for the Fixed Rent; provided, however, that Landlord’s failure to provide such invoice shall not be deemed a waiver and Fixed Rent shall nevertheless be due and owing on the dates set forth herein.

Section 3.03 – Proration of Fixed Rent. For any portion of a calendar month included at the beginning or end of the Term, Tenant shall pay 1/30th of the then applicable monthly installment of Fixed Rent for each day of such portion, payable in advance at the end of such portion.

Section 3.04 – Late Payment. In any case in which any payment of Fixed Rent due Landlord by Tenant under this Lease is not paid within five (5) days of the day when same is due, such payment shall bear interest at the per annum rate of seven (7%) percent over the then prevailing prime rate of interest (which, for the purposes hereof, includes any equivalent or successor interest rate to the prime rate, however the same may be denominated) of JPMorgan Chase Bank, or Citibank N.A. if JPMorgan Chase Bank shall not then have an established prime rate, or the prime rate of any major banking institution doing business in New York City as selected by Landlord (the “Prime

Rate”), if neither of the aforementioned banks shall be in existence or have an established prime rate (the “Default Rate”) from the date such payment was due and payable. In any case in which any payment of Additional Rent (as hereinafter defined) or any other sum due Landlord by Tenant under this Lease is not paid within ten (10) days that such sum is due, such payment shall bear interest at the Default Rate from the date such payment was due and payable. If Tenant shall reduce, abate, setoff, counterclaim or deduct any sum from Fixed Rent or Additional Rent payable to Landlord, the amount of such reduction, abatement, setoff, counterclaim or deduction shall bear interest at the Default Rate from the date such amount was reduced, abated, setoff, counterclaimed or deducted by Tenant. Tenant agrees that the Default Rate imposed herein is fair and reasonable, complies with all laws, regulations and statutes, and constitutes an agreement between Landlord and Tenant as to the estimated compensation for costs and administrative expenses incurred by Landlord due to the late payment to Landlord by Tenant. The Default Rate shall be in addition to any other right or remedy hereunder and shall be due and payable as Additional Rent. Tenant further agrees that the Default Rate does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. In addition, Tenant shall pay upon demand by Landlord any reasonable and actual attorneys’ fees, costs and disbursements incurred by Landlord in connection with the imposition, collection or payment of said interest, said amounts to be deemed Additional Rent.

Section 3.05 – Additional Rent. Unless another time shall be herein expressly provided, any additional rent, charges or sums payable by Tenant under this Lease (collectively, “Additional Rent”) shall be due and payable within thirty (30) days after written demand by Landlord with supporting documentation, and Landlord shall have the same remedies for failure to pay the Additional Rent as for a non-payment of Fixed Rent. Unless otherwise specifically instructed by Landlord, all Additional Rent shall be paid in the same currency and, at the same place as is the Fixed Rent required to be paid hereunder, or by wire transfer if requested by Landlord, and shall be paid without any abatement, reduction, setoff, counterclaim or deduction for any reason whatsoever. Tenant shall timely pay all items of Additional Rent. In the event Tenant has any reasonable objections or inquiries as to the supporting documentation, Tenant may withhold payment as to the disputed amount. In the event Landlord elects not to pay the disputed amount, and it is determined that Tenant’s objection was unfounded, Tenant will be liable for all interest and penalties arising from such non-payment by Tenant, however, Tenant will not be responsible for late payment amounts under Section 3.04. In the event Landlord elects to pay such disputed amount, and it is determined that Tenant’s objection was unfounded, Tenant will promptly reimburse Landlord for the amount paid by Landlord, plus late charges under Section 3.04 as to such amounts commencing from the date of Landlord’s payment. Notwithstanding the foregoing, any potential civil or criminal liability to Landlord shall not, in and of itself, require Tenant to pay any disputed amounts under this Section 3.05.

Section 3.06 – Landlord Cure Rights. If Tenant shall default in making any payment required to be made by Tenant or in performing any obligation of Tenant under this Lease which shall require the expenditure of money, including, but not limited to Impositions (as hereinafter defined), and such default shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant, or in the case of such a default or a contingency which cannot with due diligence and in good faith be cured within ten (10) days, and Tenant fails to proceed promptly and with due diligence and in good faith to cure the same and thereafter to prosecute the curing of such default with due diligence and in good faith (it being intended that in connection with a default that is not susceptible of being cured with due diligence and in good faith within ten (10) days, that the time of the Tenant within which to cure the same shall be extended for such a period as may be necessary for the curing thereof promptly with due diligence and in good faith), Landlord may, but shall not be obligated to, make such payment on behalf of Tenant or expend such sum as may be necessary to perform or fulfill such obligation. Any sums so paid by Landlord shall be deemed Additional Rent.

Section 3.07 – Net Lease. The Fixed Rent hereinabove provided for shall be in addition to all other payments to be made by Tenant as herein provided. It is the purpose and intent of the parties hereto that the Fixed Rent shall be absolutely net to Landlord, so that this Lease shall yield, net to the Landlord, the Fixed Rent and that all costs, expenses and obligations of every kind and nature whatsoever relating to the Demised Premises which may arise or become due during the Term of this Lease shall be paid by Tenant and that Landlord shall be indemnified and saved harmless by Tenant from and against the same.

Section 3.08 – Rent Regulations. If all or any part of the Fixed Rent or Additional Rent shall at any time become uncollectible, reduced or required to be refunded by virtue of any Requirements (including rent control or stabilization laws, however denominated), then for the period prescribed by said Requirements, Tenant shall pay to Landlord the maximum amounts permitted pursuant to said Requirements (but in no event to exceed the amounts which would otherwise be due and payable under this Lease as if such Requirements were not in effect), and Tenant shall execute and deliver such agreement(s) and take such other steps as Landlord may reasonably request to permit Landlord to collect the maximum fixed rent and additional rent which, from time-to-time during the continuance of such legal rent restriction, may be legally permissible (and not in excess of the amounts then reserved therefor under this Lease). Upon the expiration or other legal termination of the applicable period of time during which such amounts shall be uncollectible, reduced or refunded:  (a) the Fixed Rent and Additional Rent shall become and shall thereafter be payable in accordance with the amounts reserved herein for the periods following such expiration or termination, and (b) Tenant shall pay to Landlord as Additional Rent, within ten (10) days after demand or such longer period as is legally permissible if ten (10) days shall not be lawful, all uncollected, reduced or refunded amounts that would have been payable for the above-said period absent such Requirements.

Section 3.09 – Survival. The provisions of this Article 3 shall survive the expiration or earlier termination of this Lease. Landlord’s failure to bill Tenant for Fixed

Rent or Additional Rent or any sum due under this Lease shall in no way excuse Tenant from its obligation to pay Fixed Rent or Additional Rent or any sum due under this Lease, or constitute a waiver of Landlord’s right to thereafter bill and collect such Fixed Rent or Additional Rent or any sum due under this Lease from Tenant in accordance with the terms of this Lease.

ARTICLE 4
USE OF DEMISED PREMISES

Section 4.01 – Use.

(a)   Subject to the provisions of Section 4.01(b), Tenant (through any of its agencies) shall use the Demised Premises, for the maintenance, repair and storage of passenger buses, administrative offices and for all other legal purposes (the uses identified in this subsection are hereinafter, the “Permitted Use”). Tenant may not use the Demised Premises for any other purposes. If Tenant or an assignee or subtenant of Tenant shall use the Demised Premises for other than a Permitted Use, a default shall be deemed to have occurred under Section 18.01(b).

(b)   In no event shall the Demised Premises be used for any of the following: (i) gambling activities; (ii) conduct of obscene, pornographic or disreputable activities; (iii) offices of an agency, department or bureau of the United States Government or any foreign government, or any political subdivision of any of them; (iv) offices of any charitable, religious, union or other not-for-profit organization; (v) offices of any tax exempt entity within the meaning of Section 168(h)(2) of the Internal Revenue Code of 1986, as amended, or any successor or substitute statute, or rule or regulation applicable thereto; (vi) any manufacturing use; (vii) residential facility, single room occupancy facility, hotel, motel, apartment hotel, rooming house, dormitory, however denominated; (viii) restaurant, bar and lounge, tavern, grill, catering facility, dance or social club, theatre, night club, cabaret, disco, amusement center, movie theatre, game room, video or amusement arcade or any other establishment whose primary business is providing food or beverage or on-premises consumption or providing entertainment; (ix) swimming pool, skating rink, dance hall, spa, health club, gym, exercise facility or salon; (x) any retail use, catalog sales or fulfillment center use; or (xi) for any purpose which would constitute a public or private nuisance (each, a “Prohibited Use”).

Section 4.02 – Compliance with Requirements. Tenant shall at all times conduct its activities on the Demised Premises in full compliance with all Requirements of any or all of the federal, state, city, county and borough governments and rules, regulations, orders and directives of any and all departments, subdivisions, bureaus, agencies or offices thereof, and of any other governmental, public or quasi-public authorities having jurisdiction over the Demised Premises, and the direction of any public officer pursuant to law, whether nor or hereafter in force (“Governmental Authority”).

ARTICLE 5
IMPOSITIONS

Section 5.01 – Impositions. The term “Impositions” shall mean all real estate taxes, assessments, payments in lieu of taxes, water meter and water charges, sewer rentals, excises, levies, license and permit fees, charges for public utilities or other taxes, charges for any prospective easement or agreement maintained for the benefit of the Demised Premises which has been consented to by Tenant, charges or burdens assessed, imposed or becoming a lien upon or with respect to the use or ownership of the Demised Premises or any other taxable interest therein, or upon the Improvements and other improvements erected thereupon; whether any such Impositions are general or special, ordinary or extraordinary, foreseen or unforeseen and whether same are imposed by a Governmental Authority or any other taxing authority having jurisdiction over the Demised Premises of every character, kind and nature whatsoever, but shall not include income, intangible, franchise, capital stock, excise, rent, sales, excess profits or gross profits, estate or inheritance taxes of Landlord (unless the same shall be in lieu of “Impositions” as herein defined by whatever name the tax may be designated).

Section 5.02 – Payment of Impositions. Tenant shall, during the Term of this Lease, pay and discharge, as Additional Rent, all Impositions prior to the day any fine, penalty, interest or cost may be added thereto as imposed by law for the non-payment thereof, if such day is used to determine the due date of the respective item; provided, however, that if, by law, any Imposition may at the option of the taxpayer be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same in such installments, provided such installment payments are not prohibited by the terms of any Mortgage (as hereinafter defined). From and after the Commencement Date, Tenant shall be designated to receive Tax bills and, if at any time after taxes are issued for any Tax Year, Tenant shall receive a Real Estate Tax bill, Tenant shall furnish Landlord with a copy of such bill. Upon the Expiration Date, Tenant will cooperate in designating Landlord or its designee to receive Tax bills. Tenant shall pay all Real Estate Taxes, as and when due and payable, directly to the applicable taxing authority. Simultaneously with the payment of any of such Impositions directly to the imposing authority, Tenant shall send to Landlord written evidence of such timely payment by Tenant. Landlord shall provide Tenant with timely written notice of any Impositions to be paid by Tenant. A copy of the Imposition invoice or demand from the applicable imposing authority shall be sufficient evidence of the amount of the subject Impositions. Tenant shall also pay or cause to be paid, in the same manner as Impositions are paid, any occupancy taxes arising under or in connection with this Lease. Tenant shall be responsible for and shall pay as Additional Rent all penalties, fees, fines, interest, late charges and other similar amounts for the late payment of any Impositions. Tenant shall pay for all utilities directly to the applicable entity.

If at any time during the Term Tenant shall default in the payment of any Impositions, or if required by the holder of any Mortgage, Landlord shall have the right to require Tenant (for all or any portion of the remainder of the Term) to pay to Landlord, or to the holder of any Mortgage, in advance, in equal monthly installments, the Impositions estimated by Landlord to be due for the subsequent tax year, such amounts to be held in escrow by Landlord or to the holder of any Mortgage, to ensure the full and timely payment of all Impositions thereafter. Any certificate, invoice, advice or bill of the applicable imposing authority of nonpayment of an Imposition shall be prima facie evidence that such Imposition is due and unpaid at the time or date stated therein.

Section 5.03 – Landlord’s Demand. The provisions of this Article 5 shall survive the expiration or other termination of this Lease. Landlord’s failure during the term of this Lease to prepare and deliver any Imposition bill, invoice or demand or Landlord’s failure to make a demand for Additional Rent due hereunder shall not in any way waive or cause Landlord to forfeit or surrender its rights to collect any of the foregoing items of Additional Rent which may have become due during the Term of this Lease.

Section 5.04 – Proration of Impositions. Any Imposition, other than an Imposition which has been converted into installment payments as referred to in Section 5.02 hereof, relating to a fiscal period of the taxing authority, a part of which period is included within the Term of this Lease and a part of which is included in a period of time before the Term and/or after the expiration or other termination of the Term of this Lease, shall (whether or not such Imposition shall be assessed, levied, confirmed, imposed upon or in respect of or become a lien upon the Demised Premises, or shall become payable during the Term of this Lease) be apportioned between Landlord and Tenant as of the Commencement Date and/or as of the expiration or other termination of the Term of this Lease, so that Tenant shall pay that portion of such Imposition which that part of such fiscal period included in the period of time on and after the Commencement Date and/or prior to the expiration or other termination of the Term of this Lease bears to such fiscal period, and Landlord shall pay the remainder thereof, provided, however, that Tenant shall not be entitled to receive any apportionment if there be an Event of Default hereunder.

Section 5.05 – Right to Contest. Only Landlord shall be eligible to institute proceedings to reduce the assessed valuation of the Demised Premises. In the event the Landlord shall obtain a tax refund or reduction as a result of any such tax certiorari proceedings or as a result of any other litigation or agreement involving the relevant taxing authorities (collectively, a “Proceeding”), then, provided Tenant is not then in default under the terms of this Lease and after all applicable grace periods have expired and after the final conclusion of all appeals or other remedies, Tenant shall be entitled to the net refund applicable to any period as to which Tenant has paid Impositions pursuant to this Article 5. Tenant’s net refund may be applied by Landlord to any amounts payable to Landlord under this Lease. As used herein the term “net refund” means the refund plus interest, if any, thereon, paid by the governmental authority less appraisal, engineering, expert testimony, consultant, architect, printing, administrative and filing fees and all other Landlord costs and expenses of a Proceeding, except for attorneys fees. If Landlord prevails in a Proceeding, Tenant shall pay to Landlord all appraisal, engineering, expert testimony, printing and filing fees and all other reasonable costs and expenses incurred by Landlord in connection with any such Proceeding (up to the amount of the tax savings resulting from the Proceeding.

ARTICLE 6
[INTENTIONALLY OMITTED]

ARTICLE 7
REPAIRS AND MAINTENANCE OF THE DEMISED PREMISES

Section 7.01 – Maintenance of Demised Premises. Tenant shall, at its sole cost and expense, take good care of the Demised Premises, including without limitation, the roof, structure, exterior and interior walls and finishes, foundations, mechanical, plumbing, electrical and sanitary systems, water and sewage facilities and drains, drywells, cesspools, pipes, fencing, landscaping, paving, curbing, all alleyways, passageways, vaults, ramps, sidewalks adjoining the Demised Premises (“Appurtenances”) and shall keep same in good order and condition and make all repairs thereto, ordinary and extraordinary, foreseen and unforeseen as and when needed to keep them in good order and condition. Except as otherwise provided herein, Landlord shall have no responsibility and shall not be required to furnish any services, make any repairs or to perform any other maintenance work in or about the Demised Premises, and Tenant hereby assumes the full and sole responsibility, at its sole cost and expense for same, and for the condition of the Demised Premises, including, but not limited to keeping the Demised Premises and Appurtenances, at its own sole cost and expense, in a clean and orderly condition, free of snow, ice, rubbish and obstructions. Tenant covenants to keep Landlord’s interest in the Demised Premises free of liens and other foreclosable impositions arising through Tenant and shall have no obligation with respect to liens arising through Landlord. Tenant’s obligations to maintain the Demised Premises shall not extend to conditions caused by the negligence or intentional misconduct of Landlord or Landlord’s employees, agents and contractors, or to repairs necessitated by Pre-Existing Environmental Conditions as set forth in Article 10.

Section 7.02 – Landlord Cure Rights. In the event (a) Tenant fails to maintain the Demised Premises in accordance with Section 7.01 above to Landlord’s reasonable satisfaction or (b) repairs to the Demised Premises or Appurtenances are made necessary by reason of the acts, omissions or negligence of Tenant, its agents, directors, shareholders, officers, employees, subtenants, assignees, customers, licensees or invitees, then in any of such event(s), Landlord may give Tenant thirty (30) days written notice within which to make such repairs, or if such repairs cannot be made within such thirty (30) day period, to commence such repairs within thirty (30) days and diligently pursue them to completion thereafter. In the event Tenant fails timely to make such repairs as aforesaid, Landlord shall be entitled, but shall not be obligated, to make such repairs at Tenant’s expense without incurring any liability to Tenant by reason thereof upon reasonable notice to Tenant. Notwithstanding anything herein to the contrary, if, in Landlord’s sole, reasonable discretion, emergency repairs are necessary, Landlord may, if Landlord so elects, to make such repairs at any time without notice to Tenant, at Tenant’s expense for all actual and reasonable costs, and shall provide written notice with supporting documentation to Tenant that such repairs are being or have been made on the first business day after commencing such repairs. All reasonable and actual sums expended by Landlord under this Section 7.02 shall be deemed Additional Rent and payable on demand by Landlord. Tenant shall pay all amounts required under this Section 7.02. In the event Tenant has any reasonable objections or inquiries as to the supporting documentation, Tenant may withhold payment as to the disputed amount, and it is determined that Tenant’s objection was unfounded, Tenant will be liable for all interest and penalties arising from such non-payment by Tenant, however, Tenant will not be responsible for late payment amounts under Section 3.04. In the event Landlord elects to pay such disputed amount, and it is determined that Tenant’s objection was unfounded, Tenant will promptly reimburse Landlord for the amount paid by Landlord, plus late charges under Section 3.04 as to such amounts commencing from the date of Landlord’s payment. Notwithstanding the foregoing, any potential civil or criminal liability to Landlord shall not, in and of itself, require Tenant to pay any disputed amounts under this Section 3.05.

Section 7.03 - Shoring. Tenant shall do, or cause others to do, all necessary shoring of foundations, supporting walls and the walls of the Improvements and shall comply with all Requirements with respect thereto and shall do every other act or thing for the safety and preservation of the Demised Premises (including the Improvements and any and all other improvements erected thereon) which may be necessary by reason of any excavation, subsurface construction, remodeling or other building operation upon any adjoining property or street, avenue, alley or passageway.

ARTICLE 8
TENANT’S ALTERATIONS

Section 8.01 - Alterations. During the Term, Tenant shall have the right, without Landlord’s prior written consent but on thirty (30) days’ notice to Landlord, to make any alterations or modifications to the Demised Premises (collectively, “Alterations”), provided, however, that within fifteen (15) days after Landlord’s receipt of any such notice, Landlord shall notify Tenant of those Alterations that shall be removed by Tenant at the expiration or other termination of the Lease in accordance with Article 22 of this Lease. Tenant shall obtain all necessary certificates and authorizations required by any Governmental Authority in connection with the Alterations.

Section 8.02 – Plans and Specifications. Prior to performing any Alterations which affect the roof, structure, exterior walls, foundations, mechanical, plumbing, electrical and sanitary systems, water and sewer facilities and drains, drywells and cesspools (collectively, “Structural Alterations”), Tenant covenants and agrees that

Tenant will provide Landlord with detailed plans and specifications (“Plans and Specifications”) satisfying the requirements of Section 8.10(a), in accordance with the succeeding Sections of this Article, for the construction of Tenant’s Structural Alterations and Tenant will promptly thereafter proceed diligently and expeditiously to complete the Structural Alterations using licensed, and reputable contractors, architects and engineers, prior to the expiration of all time frames set forth in any building permit issued in connection with the Structural Alterations. Tenant shall provide Landlord with prior notice of the identities of the contractors, architects and engineers.

Section 8.03 – Compliance with Law; Labor Harmony. All Alterations shall be performed and completed in compliance with all applicable Requirements and comply with all zoning laws and ordinances. All Alterations, including without limitation, Structural Alterations, shall be done in a manner, which does not create any labor disharmony or dispute at the Demised Premises.

Section 8.04 – Commencement of Construction of Structural Alterations. Tenant shall not commence any Structural Alterations unless and until Tenant shall have delivered to Landlord:

(a)   Copies of all necessary permits, certificates and authorizations required by any Governmental Authority in connection with the Structural Alterations, together with evidence that such permits, certificates and authorizations have been paid for in full. Landlord shall not unreasonably refuse to join in the application for such permits, certificates or authorizations and shall reasonably cooperate with Tenant, without charge except to the extent Landlord’s participation required is more than de minimus in which case Tenant agrees to pay to Landlord, upon demand as Additional Rent hereunder, a reasonable fee and Landlord’s costs paid or incurred in connection therewith. Landlord shall not be subject to any liability for the payment of any costs or expenses in connection with any such applications, and Tenant hereby indemnifies and agrees to defend and hold Landlord harmless from and against any and all such costs and expenses;

(b)   Plans and Specifications for the proposed Structural Alterations satisfying the requirements of Section 8.10(a) hereof. Tenant may not materially change the Plans and Specifications without prior written notice to Landlord;

(c)   A contract for the construction of the Structural Alterations in accordance with the Plans and Specifications and satisfying the requirements of Section 8.10(b); and

(d)   Tenant shall use its best efforts to obtain an agreement from Tenant’s architect and general contractor to continue to perform for the benefit of Landlord, if Landlord so requests, their respective obligations under their contracts with Tenant in the event of termination of this Lease or upon Landlord’s re-entry upon the Demised Premises following a default by Tenant prior to completion of the Structural Alterations, provided such architect and/or general contractor are paid for their respective services in accordance with such contracts.

Section 8.05 – Insurance. At all times during and until the completion of the Structural Alterations, Tenant shall, at Tenant’s sole cost and expense, maintain, or cause to be maintained, in addition to the insurance required under Article 11 hereof, one hundred percent (100%) completed value builders’ risk insurance; workmen’s compensation insurance covering all persons employed in connection with the Structural Alterations and with respect to whom death or bodily injury claims could be asserted against Landlord or Tenant; and general comprehensive commercial liability insurance for the mutual benefit of Tenant and Landlord expressly covering the additional hazards due to the construction, with combined single coverage limits of not less than Five Million and 00/100 Dollars ($5,000,000.00) in the event of death or bodily injury or property damage. The policy of general comprehensive commercial liability insurance, in so far as it relates to property damage, shall not contain any restrictive clauses relating to excavating, sheet piling, moving, shoring, underpinning, removal and rebuilding of structural supports or subsurface work or any similar restrictive clauses. The general comprehensive commercial liability insurance provided for in this Section may be affected by an appropriate endorsement, if obtainable, upon the insurance required to be maintained by Tenant pursuant to Section 11.01(d) hereof. All insurance of the character in this Subsection described, shall be effected under valid and enforceable policies issued by insurers of recognized responsibility and which have been approved in writing by Landlord as to qualification of insurers and the amounts of insurance to be written by each, which approval Landlord agrees shall not be unreasonably withheld. The general comprehensive commercial liability insurance policy and the builder’s risk insurance policies above mentioned shall name Landlord and Tenant as the insured as their respective interests may appear and may also include as the insureds, if required by Landlord, any Mortgagee. The loss, if any, under any of the builder’s risk policies above mentioned shall be adjusted by and shall be payable to Tenant and such proceeds paid to Tenant shall be held in trust and disbursed only for the purposes of completing the construction. All such policies or certificates therefor issued by the respective insurers shall be delivered to Landlord. Within ten (10) days after the premium of each such policy shall become due and payable and the amount thereof shall be determined, Tenant agrees to pay said premium or cause the same to be paid, and Landlord shall be furnished with evidence satisfactory to it of such payment. Tenant may satisfy any of the obligations under this Section through self-insurance, the extent and sufficiency of which is subject to the sole and absolute discretion of Landlord and, in any event, Landlord’s benefits and protection under this Section 8.05 shall in no manner be reduced or impaired by reason of Tenant’s self-insurance.

Section 8.06 – [Intentionally Omitted].

Section 8.07 – Final Completion of Structural Alterations. Tenant covenants and agrees that:

(a)   the construction of the Structural Alterations shall be performed in a good and workmanlike manner in accordance with (i) the Plans and Specifications as approved by Landlord; (ii) all applicable permits, certificates and authorizations and building and zoning laws and ordinances and with all other Requirements; and (iii) the terms, covenants and conditions of this Lease; and

(b)   throughout the course of such construction and at and after Final Completion of the Structural Alterations (as hereinafter defined), and in connection with any alterations, Landlord’s fee estate in the Demised Premises will be free and clear of all liens and encumbrances arising out of or connection with such construction. Upon completion of the Structural Alterations, Tenant shall furnish to Landlord (i) a certificate from Tenant’s architect certifying that the Structural Alterations have been completed in accordance with the Plans and Specifications; (ii) copies of either the temporary certificates of occupancy or the permanent certificate of occupancy for the Structural Alterations; (iii) a complete set of “as built” plans within six (6) months after Final Completion of the Structural Alterations; (iv) a survey of the Land showing the Structural Alterations as built thereon certified to Landlord by a surveyor reasonably acceptable to Landlord, provided that the Structural Alterations include additional improvements outside the present footprint of the existing improvements; and (v) evidence reasonably satisfactory to Landlord of proof of payment in full for the Structural Alterations, including, without limitation, lien waivers in recordable form received from all architects, engineers, contractors, subcontractors, materialmen and laborers providing supplies and/or performing work in connection with the Structural Alterations. “Final Completion of the Structural Alterations” shall be deemed to have occurred on the date when all of the above have been fully satisfied and delivered to Landlord in accordance with the terms hereof.

Section 8.08 – [Intentionally Omitted].

Section 8.09 – Landlord’s Approval of Plans. Landlord’s retention of the Plans and Specifications or any other action taken with respect thereto by Landlord or any Mortgagee shall not constitute an opinion or representation by Landlord or the Mortgagee as to the sufficiency of said Plans and Specifications or impose any responsibility for the sufficiency thereof upon Landlord or the Mortgagee.

Section 8.10 – Plans and Specifications; Construction Contract.

(a)   Plans and Specifications shall be prepared by a licensed architect and which Plans and Specifications shall meet with the approval thereof by any Governmental Authority then exercising jurisdiction with regard to such work and such Plans and Specifications shall be and become the sole and absolute property of Landlord in the event that, for any reason, this Lease shall be terminated.

(b)   The Structural Alterations contract shall be made with a licensed contractor, providing for the completion of all work, labor and materials necessary for completion of the Structural Alterations in accordance with the Plans and Specifications.

ARTICLE 9
UTILITIES

Section 9.01 – Utilities. Tenant shall provide, at its own cost and expense, fuel, heat, water, sewer, electricity, telephone and all other utilities or services required in connection with its use of the Demised Premises. Tenant shall be responsible for all deposits required by the respective utilities for service. Tenant shall comply with all requirements of the utilities supplying said service.

ARTICLE 10
PRE-EXISTING ENVIRONMENTAL CONDITIONS;
ENVIRONMENTAL COMPLIANCE DURING PERIOD OF TENANCY;
REQUIREMENTS OF LAW

Section 10.01 – Pre-existing Environmental Conditions.

(a)   With respect to any and all Pre-existing Environmental Conditions (as hereinafter defined), Landlord, at its sole expense, shall conduct and complete all investigations, studies, samplings, and testing, and all remedial, removal, and other response actions necessary to clean up, remove and/or abate all Hazardous Materials (as hereinafter defined), on, from, or affecting the Demised Premises (i) in accordance with all then applicable federal, state and local laws, ordinances, rules, regulations, and policies, and (ii) in accordance with the orders and directives of all federal, state, and local governmental authorities. Alternatively, Landlord may elect to request Tenant, at Landlord’s sole expense, to directly oversee the response contractor’s work. “Pre-existing Environmental Conditions” means the presence of any Hazardous Materials existing as of the Commencement Date in the air, soil, surface water or groundwater, and in, on and under any structure on the Demised Premises.

(b)   The term “Hazardous Materials” includes, but shall not be limited to, (i) asbestos in any form, except to the extent such asbestos in its present condition may remain in place pursuant to and in compliance with all Environmental Laws; (ii) urea formaldehyde foam insulation; (iii) transformers or other equipment which contain dialectic fluid containing levels of polychlorinated byphenyls (PCBs) in excess of 50 parts per million; (iv) lead paint; (v) any substance deemed hazardous or toxic, or required to be investigated, disclosed, reported, treated, removed, disposed of or cleaned up by an applicable Environmental Law; (vi) any substance or mixture which is or shall be listed, defined, or otherwise determined by any agency or court to be hazardous, toxic, dangerous or otherwise regulated, affected, controlled or giving rise to liability under any Environmental Law; (vii) polychlorinated biphenyls (PCBs); (viii) radon gas; (ix) laboratory wastes; (x) experimental products, including genetically engineered microbes and other recombinant DNA products; (xi) petroleum, crude oil, natural gas, natural gas liquid, liquefied natural gas, other petroleum products, or synthetic gas useable as fuel; and (xii) “source,” “special nuclear” and “by-products” material, as defined in the Atomic Energy Act of 1954, 42 U.S.C. § 3011 et seq.

(c)   The term “Environmental Law” shall mean any federal, state or local environmental or health or safety law, regulation or rules, as the same may be amended from time to time, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Amendments of 1984, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. § 741 et seq.; the National Environmental Policy Act of 1975, 42 U.S.C. § 4321; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq.; the Endangered Species Act of 1973, as amended, 16 U.S.C. § 1531 et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. § 300(f) et seq.; the Hazardous Materials Transportation Act, 42 U.S.C. §§ 1471, 1472, 1655m 1801 et seq.; the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. § 136 et seq.; the Atomic Energy Act, 42 U.S.C. § 3011 et seq., and any other rule, guidance or common law which relates to (i) the existence and/or remedy of contamination on property, (ii) the protection of persons, property, animals, or the environment from any exposure to or contamination by Hazardous Materials radiation or other emanations; (iii) the use generation, storage, removal, recovery, treatment, transport, disposal, and control of Hazardous Materials, including hazardous wastes and building materials; (iv) the prevention of, control of, or response to the exposure of tenants, employees or other persons to any Hazardous Material or radiation; or (v) the prevention of, control of, or response to the emission or discharge of Hazardous Materials in the workplace or environment.

(d)   Tenant shall not cause, consent to, suffer or permit the installation or maintenance of any underground storage tanks upon, under or within the Demised Premises.

(e)   Tenant agrees to take occupancy of the Demised Premises on the Commencement Date and to cooperate with Landlord and its response contractors in addressing the Pre-existing Environmental Conditions. Landlord shall use commercially reasonable efforts to minimize interruption with Tenant’s business in performing its obligations hereunder.

(f)    Landlord covenants and agrees to defend, indemnify and hold harmless Tenant, from and against, and pay or reimburse Tenant for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims, but excluding consequential, special or indirect damages and lost profits), including out-of-pocket expenses and reasonable attorneys,’ consultants’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder resulting from or arising out of Pre-existing Environmental Conditions or the actions, operations, activities, or non-compliance of Landlord, Landlord’s contractor’s or agents, or Landlord’s invitees, with Environmental Laws at the Demised Premises. During the Term of this Lease, Landlord agrees to require Landlord’s contractors or agents which perform work on the Demised Premises in connection with environmental remediation to maintain insurance in a form and amount as are commonly maintained for such work in cases of properties that are similarly situated, and that Tenant, Metropolitan Transit Authority (“MTA”) and MTA Bus Company (“MTA Bus”) will be named as additional insureds, as their interests may appear, on insurance policies maintained by Landlord’s contractors or agents which perform work on the Demised Premises in connection with environmental remediation. The foregoing indemnity shall survive the expiration or other termination of this Lease.

Section 10.02 –Environmental Compliance During Period of Tenancy; Requirements of Law.

(a)   In the operation and occupancy of its business on the Demised Premises, Tenant shall promptly execute and comply with all statutes, ordinances, rules, orders, regulations and requirements (including those which require structural alterations) of and permits issued by the federal, state, county and local government and of any and all their departments and bureaus applicable to the Demised Premises, including, without limitation, those for the correction, prevention or abatement of nuisances or other grievances in, upon, or connected with the Demised Premises during the Term; and shall also promptly comply with and execute all rules, orders and regulations of the New York Board of Fire Underwriters for the prevention of fires at the Tenant’s own cost and expense. The Tenant’s obligations pursuant to this provision pertain solely to conditions that, in whole or in part, arise or develop during the term of its tenancy. Nothing in this paragraph in any way alters the Landlord’s obligations and responsibilities under Section 10.01 for all Pre-existing Environmental Conditions.

(b)   Tenant shall operate and occupy the Demised Premises in compliance with all Environmental Laws. Without limiting the foregoing, Tenant shall not cause or permit the Demised Premises to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with all applicable federal, state and local laws or regulations nor shall Tenant cause or permit, as a result of any intentional or unintentional act or omission on the part of Tenant or Tenant’s directors, officers, members, managers, employees, agents and contractors, a release of Hazardous Materials onto the Demised Premises or onto any other property. Tenant shall obtain and comply with any and all approvals, registrations or permits required under applicable Environmental Laws, including, without limitation, air quality and fuel storage permits.

(c)   In the event a Hazardous Material in the air, soil, surface water or groundwater, or in, on and/or under any structure on the Demised Premises is identified at the Demised Premises that is not a Pre-existing Environmental Condition and which occurred, was created or aggravated during the Lease Term (a “Tenant Environmental Condition”), Tenant shall (i) conduct and complete all investigations, studies, samplings, and testing, and all remedial, removal, and other actions necessary to clean up, remove and/or abate all Tenant Environmental Conditions in accordance with all applicable federal, state and local laws, ordinances, rules, regulations, and policies, and (ii) in accordance with the orders and directives of all federal, state, and local governmental authorities.

(d)   In the event a Tenant Environmental Condition has been identified, at the expiration of this Lease or in the event this Lease is terminated, or Tenant is dispossessed, Tenant shall be responsible with respect to any and all such Tenant Environmental Conditions to (i) deliver the Demised Premises to Landlord in a condition that conforms with all applicable federal, state and local laws, ordinances, rules or regulations affecting the Demised Premises including, without limitation, Environmental Laws, and (ii) deliver to Landlord a phase one and, if reasonably necessary, a phase two environmental report and tank testing reports showing no leaks, prepared by an environmental consultant reasonably satisfactory to Landlord, or if commercially reasonable, a no-action letter or closure letter, certifying to Landlord that the Tenant Environmental Condition or Conditions has been appropriately remediated or abated. Nothing in this paragraph, however, alters or relieves Landlord from its obligations under Section 10.01 to be responsible for any and all Pre-existing Environmental Conditions.

(e)   In the event a Tenant Environmental Condition has been identified, Tenant covenants and agrees to defend, indemnify and hold harmless Landlord, from and against, and pay or reimburse Landlord for, any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims, but excluding consequential, special and indirect damages and lost profits), including out-of-pocket expenses and reasonable attorneys,’ consultants’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder resulting from or arising out of Tenant Environmental Conditions at the Demised Premises, including the presence of Hazardous Materials, or the discharge or release of Hazardous Materials, and liabilities under Environmental Laws that arise from actions, conditions, or the disposal or release of Hazardous Materials or the actions, operations, activities, or non-compliance of Tenant, Tenant’s agents, or Tenant’s invitees, with Environmental Laws at the Demised Premises. The foregoing indemnity shall survive the expiration or other termination of this Lease.

(f)    If Tenant receives any notice of (i) the happening of any event involving the presence, spill, release, leak, seepage, discharge or cleanup of any Hazardous Material on, to or from the Demised Premises, or (ii) any complaint, order, citation or notice with regard to air emissions, water discharge or any other environmental, health or safety matter affecting Tenant or the Demised Premises, then Tenant shall promptly notify Landlord in writing of said notice and shall contemporaneously send to the Landlord a copy of any notice sent to any governmental agency.

(g)   During the Term, Landlord or its designee, provided Landlord has a reasonable basis to believe that the Demised Premises has been affected by Hazardous Materials, may, at Landlord’s sole cost and expense, and upon prior notice to Tenant, conduct such investigations and tests as Landlord reasonably deems necessary to determine whether the Demised Premises and the operation thereof are in compliance with all Environmental Laws, provided that any such investigations and tests do not materially interfere with Tenant’s Permitted Use of the Demised Premises or the operation of its business thereon.

Section 10.03 – [Intentionally Omitted].

Section 10.04 – Environmental Insurance.

(a)   Except as specifically provided in this Lease, neither the maintenance of any insurance policy required under this Lease nor the minimum insurance limits specified herein shall be deemed to limit or restrict in any way the Tenant’s liability for environmental matters under this Article 10.

(b)   With respect to third-party claims arising from or related to, directly or indirectly, in whole or in part: (i) the threatened or actual release of any Hazardous Materials in, on, under or from the Demised Premises; and (ii) any environmental liability or remedial action associated with the Demised Premises for any activities conducted on the Demised Premises; both parties shall be covered and such losses, costs, expenses, claims, demands, obligations and liabilities will be satisfied to the extent environmental insurance provides coverage. This provision shall survive the Lease Term.

ARTICLE 11
INSURANCE

Section 11.01 – Insurance. Tenant may satisfy, in whole or in part, any or all of the obligations under this Article 11 through self-insurance, provided (i) Landlord’s benefits and interests under this Article 11 are not decreased or impaired thereby, (ii) Tenant’s indemnity obligations under this Lease are not decreased or expanded thereby, and (iii) the self-insurance obligation shall not extend responsibility to Tenant for the negligent or willful misconduct of Landlord, or Landlord’s officers, employees, agents, or contractors, or for Landlord’s obligations under Article 10 for any Pre-Existing Environmental Condition, or as to the installation repair, relocation or removal of any antennae pursuant to Section 33.01. The Tenant’s obligations as self-insurer shall be governed by the requirements set forth below. Tenant shall, at its sole cost and expense, during the Term of this Lease:

(a)   Keep all Improvements, building fixtures and equipment (other than Tenant’s trade fixtures and business equipment) and other property on, in or appurtenant to the Demised Premises, or used in connection with the operation and maintenance of the Demised Premises, and all replacements, alterations and additions of or to the foregoing, insured for the benefit of Tenant (except as otherwise specifically noted), Landlord and for the benefit of the Mortgagee (under a standard New York Mortgage Endorsement) and for the benefit of any other party designated by Landlord who has an insurable interest in the Demised Premises, as their respective interests may appear, against all risk of loss or damage, including loss or damage by fire and other perils included in a so-called “extended coverage endorsement” or “multi-peril endorsement”, vandalism and malicious mischief, collapse, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles, smoke, and water damage and against such other risks as are normally or customarily insured against by owners or operators of similar properties as Landlord may from time-to-time reasonably request, and containing Replacement Cost endorsements. Such coverage shall be in amounts at all times sufficient to prevent Landlord, Tenant or any additional insured from becoming a co-insurer under the terms of the applicable policies, but in any event in amounts not less than the full replacement value of the Improvements. Tenant shall cause full replacement value to be determined from time-to-time at the request of Landlord, but not more frequently than once every calendar year, by an insurance appraisal or other valuation method reasonably acceptable to Landlord. Such policies shall name Landlord, and/or the Mortgagee, and/or any other party having an insurable interest as Landlord may designate, as loss payee(s).

(b)   If a sprinkler system is located in the Demised Premises or any Improvement located thereon, provide sprinkler leakage insurance in amounts reasonably satisfactory to Landlord, and provide and keep in force a sprinkler supervisory, maintenance and alarm service contract.

(c)   Provide boiler and machinery broad form insurance covering fire, damage and explosion in respect of steam and pressure boilers and similar apparatus, if any, located in or upon the Demised Premises in the amount of Five Million ($5,000,000.00) Dollars.

(d)   Provide comprehensive general liability and broad form property damage insurance, written on an occurrence basis, including elevator, escalator, machinery and contractual liability insurance, protecting and indemnifying Landlord, Tenant and others having an insurable interest against any and all claims (including all costs and expenses of defending against same) for personal injury, disease or death and for damage or injury to or destruction of property (including loss of use) occurring on, in or about the Demised Premises, sidewalks, gutters, curbs, vaults or vault spaces appurtenant to the Demised Premises, which insurance shall have a combined single limit of not less than Fifty Million and 00/100 ($50,000,000.00) Dollars. The insurance carried pursuant to this Section 11.01(d) shall include coverage for contractual liability, independent contractors’ liability and completed operations liability with a personal injury endorsement covering claims arising out of arrest, false imprisonment, libel, slander, wrongful eviction and invasion of privacy.

(e)   Provide automobile liability insurance covering all vehicles operated or owned by Tenant in connection with the Demised Premises.

(f)    Provide for the benefit of Landlord and any Mortgagee only, business interruption and rent loss insurance in an amount equal to at least the sum of twelve (12) months’ Fixed Rent and Additional Rent (including Impositions), plus twelve (12) months’ insurance premiums and the estimated amount of annual maintenance costs for the Demised Premises.

(g)   Provide workers’ compensation insurance to the extent required by applicable law.

(h)   At any time prior to undertaking and during the duration of any Alteration or any construction or Alteration of any Improvements on the Demised Premises, provide Builder’s Risk All Risk Non-Reporting property insurance for the full replacement value of such Alterations, work and construction of Improvements, with Replacement Cost and Agreed Amount endorsements.

(i)    Provide and keep in force such other insurance covering such risks and in such amounts as may from time-to-time be reasonably required by Landlord or any Mortgagee against any other insurable hazards as are commonly insured against in cases of properties similarly situated.

(j)    Provide garagekeeper’s liability coverage in amounts reasonably satisfactory to Landlord, if Tenant provides, directly or indirectly, valet parking or in any other way exercises care, custody or control over vehicles in the parking areas of the Demised Premises.

(k)   Maintain environmental insurance in form and amounts reasonably satisfactory to Landlord throughout the Lease Term. Tenant shall name Landlord as an additional insured under Tenant’s environmental insurance policy maintained for the Demised Premises.

Tenant agrees that the limits of insurance required by this Article may be increased at the request of Landlord or any Mortgagee consistent with limits of coverage for properties similarly situated provided, however, that in no event shall the limits of insurance be reduced below the amounts of coverage required at the commencement of the Term of this Lease.

Section 11.02 – Evidence of Insurance. Contemporaneous with the execution of this Lease, Tenant shall deliver to Landlord and to any Mortgagee and to any other party designated by Landlord, duly executed certificates of insurance or endorsements and duplicate original insurance policies reflecting Tenant’s maintenance of the insurance required under Section 11.01 of this Lease, together with proof of payment of the premiums and shall thereafter furnish to Landlord, at least ten (10) days prior to the expiration of any policies and any renewal thereof, evidence of renewal or continued coverage together with evidence of the payment of premiums thereon. The insurance required under Section 11.01 shall not have any deductible or retention in excess of Fifty Thousand and 00/100 ($50,000.00) Dollars and shall provide that the same may not be otherwise materially changed or cancelled on less than thirty (30) days’ prior written notice to Landlord and any Mortgagee. Landlord shall have the right, to be exercised upon prior reasonable notice to Tenant, to review and copy Tenant’s insurance policies to confirm compliance with Section 11.01.

Section 11.03 – Additional Requirements. Landlord, Landlord’s managing agent and any Mortgagee shall be named as additional insureds as their interests may appear in the policies of liability insurance described in Section 11.01, but shall nevertheless be protected against all liability occasioned by an occurrence insured against to the same extent and limits as Tenant is protected and insured under said policies, which policies shall provide primary coverage for Landlord, Landlord’s managing agent and any Mortgagee. All policies of insurance shall be: (i) written as “occurrence” policies, (ii) written as primary coverage and not contributing with or in excess of any coverage which Landlord or any management agent, or Mortgagee may carry, (iii) issued in form acceptable to Landlord by insurance companies reasonably acceptable to Landlord carrying a General Policyholder’s Service Rating of not less than “A/X” as rated in the most current Best’s Insurance Reports (or any successor rating guide acceptable to Landlord), and licensed to do business in New York State and authorized to issue such policy or policies; and (iv) contain an endorsement that Landlord, Landlord’s managing agent and all Mortgagees, although named as additional insureds as their interests may appear, nevertheless shall be entitled to recover under said policies for any loss or damage occasioned to their respective servants, agents, employees and contractors by reason of the negligence of Tenant, its servants, agents, employees and contractors. In addition, the policies referred to in Sections 11.01(a), 11.01(b), 11.01(c), 11.01(f) and 11.01(h) shall name Landlord and any Mortgagees designated by Landlord as Loss Payee(s) for all losses, claims and insurance proceeds pertaining to, arising out of, or in connection with the Demised Premises.

Section 11.04 – Payment of Premiums.

(a)   Tenant shall pay all premiums and charges for all of said policies of insurance and, if Tenant shall fail to make any payment when due or carry any such policy, Landlord may but shall not be obligated to, following an uncured Insurance Notice (hereinafter defined), make such payment or procure such insurance coverage (which may be maintained under a blanket policy of insurance maintained by Landlord or any affiliate of Landlord), and the amount paid by Landlord or its affiliate, with interest thereon at the Default Rate, shall be repaid to Landlord by Tenant on demand, and all such amounts so repayable, together with such interest, shall be deemed to constitute Additional Rent hereunder. Payment by Landlord of any such premium, or the carrying by Landlord or its affiliates of any such policy, shall not be deemed to waive or release the default of Tenant with respect thereto.

(b)   As used herein, the term “Insurance Notice” shall mean a notice with respect to the Tenant’s failure to pay any insurance charges or premiums following the giving of which Tenant shall have ten (10) days to cure such default, provided, however, if the insurance policy or coverage shall lapse by reason of such non-payment, within said ten (10) day period, Tenant’s time to cure shall expire ten (10) business days prior to the lapse of such insurance policy or coverage.

Section 11.05 – Waiver of Subrogation. Tenant shall cause each insurance policy carried by Tenant and insuring the Demised Premises and Tenant’s leasehold improvements, equipment, furnishings, fixtures and contents against loss, damage, or destruction by fire or other casualty, including business interruption, and other special coverages, to be written in a manner so as to provide that the insurer waives all rights of recovery against Landlord in connection with any loss or damage covered by any such policy, including all rights of subrogation. Landlord shall not be liable to Tenant and Tenant hereby releases Landlord from any such liability for the amount of such loss or damage. If Landlord procures any casualty insurance concurrent with or supplemental to any casualty insurance procured by Tenant pursuant to this Lease, such policy or policies shall provide that the insurer waives all rights of recovery against Tenant in connection with any loss or damage covered by such policy, including all rights of subrogation.

Section 11.06 – Binding on Subtenants. In the event of any sublease or occupancy by a person other than Tenant of all or a portion of the Demised Premises, irrespective of whether permitted by this Lease or made in violation thereof, all of the covenants and obligations on the part of Tenant set forth in this Article 11 shall bind and be fully applicable to the subtenant or occupant (as if such subtenant or occupant were Tenant hereunder) for the benefit of Tenant and Landlord, but nothing contained herein shall be deemed a consent to such subletting if in contradiction of the terms of this Lease.

Section 11.07 – Tenant’s Supplemental Insurance. The limits of insurance specified in Section 11.01 hereof are the minimum limits of insurance required of Tenant pursuant to this Lease. Nothing contained herein shall prevent Tenant from maintaining separate property insurance in respect of Tenant’s personalty, inventory, trade fixtures and business interruption expenses. Except with respect to the insurance required by Sections 11.01(d) and 11.01(j) hereof, Tenant shall not take out separate insurance concurrent in form or contributing in the event of loss with that required by Sections 11.01(a), 11.01(b), 11.01(c), 11.01(f) and 11.01(h) to be furnished by Tenant unless Landlord is included therein as the insured, with loss payable as in this Lease, provided Tenant shall promptly notify the Landlord of the placing of any such separate insurance.

ARTICLE 12
DAMAGE OR DESTRUCTION

Section 12.01 – Damage or Destruction to Improvements.

(a)   If any Improvements shall be destroyed or damaged by any cause whatsoever, Tenant shall promptly notify Landlord and shall, at Tenant’s sole cost and expense, restore, repair, replace or rebuild the same as nearly as possible to their condition and character immediately prior to the damage or destruction, reasonable wear and tear excepted (“Casualty Restoration”).

(b)   Casualty Restoration shall be commenced promptly and prosecuted to completion with reasonable diligence. Landlord shall join with Tenant in the adjustment and settlement of any insurance claim. The net insurance proceeds, if any, payable by reason of such damage or destruction (other than insurance proceeds for the loss of Tenant’s personalty and other than insurance proceeds for loss of Rents, Impositions and/or maintenance, irrespective of whether paid to Tenant or Landlord) shall be paid to Landlord and made available by Landlord for the payment of the cost of the Casualty Restoration and shall be disbursed in the manner provided in Section 12.03.

(c)   Notwithstanding the provisions of Sections 12.01(a) and 12.01(b) to the contrary, if all or substantially all of the Improvements are damaged or destroyed at a time when there is fewer than two (2) years remaining in the Term, then at Tenant’s option, to be exercised by notice given within fifteen (15) days following the date of such substantial damage or destruction, this Lease shall be terminated effective as of the date such notice is given, whereupon Tenant shall be released from its obligation to repair or restore the Demised Premises (except as otherwise specifically set forth in this Section 12.01(c)), any insurance proceeds paid or payable to Tenant shall be paid to Landlord free of any claim by Tenant, Landlord shall have the exclusive right to adjust and settle any insurance claim on account of or relating to any such damage or destruction and Tenant shall pay Landlord the amount of any deductible or retention limit under the applicable policy or policies, and pay to Landlord, contemporaneously with such election, the amount of Fixed Rent and Additional Rent payable through the Expiration Date. If Tenant elects to terminate this Lease as aforesaid, Tenant shall, at its sole cost and expense, promptly remove all remaining portions of the Improvements, including all debris, and fill in and level the area to proper grade. Notwithstanding, anything stated herein to the contrary if Tenant self-insures, upon a Casualty in last two (2) years of the Term, or Renewal Term as the case may be, if Tenant elects not to restore, this Lease shall be deemed terminated only upon payment of all Fixed Rent and Additional Rent through the end of the Lease, and payment to Landlord of the cost of restoration of the Demised Premises to the condition existing immediately prior to the Casualty.

Section 12.02 – No Abatement of Rent. Except as otherwise set forth in Section 12.01(c), no destruction of or damage to the Demised Premises, or to any Improvement, furniture, furnishings, fixtures, equipment or other property, shall permit Tenant to surrender this Lease or shall relieve Tenant from its liability to pay the full Fixed Rent or

Additional Rent payable under this Lease or from any of its other obligations under this Lease. This Section shall be deemed to be an agreement expressly providing otherwise within the meaning of Section 227 of the Real Property Law of the State of New York and any successor law of like impact.

Section 12.03 – Disbursement of Insurance Proceeds.

(a)   If and for so long as Tenant is not in default of any of its obligations for the payment of Fixed Rent or Additional Rent, and no uncured Event of Default has occurred which is continuing, and Tenant is conducting the Casualty Restoration in accordance with this Lease, the Casualty Proceeds shall be paid out from time-to-time, but not more frequently than once per month, to pay for all work, labor and material installed and completed at the Demised Premises as the Casualty Restoration progresses (subject to Landlord’s approval which shall not be unreasonably withheld), upon the written request of Tenant, which request shall be accompanied by the following:

(i)    A certificate signed by the architect or engineer in charge of the Casualty Restoration, reasonably satisfactory to Landlord and Mortgagee, dated not more than fifteen (15) days prior to such request, setting forth:

(A)  that the sum then requested either has been paid by Tenant or is justly due to contractors, sub-contractors, materialmen, engineers, architects or other persons who have rendered services or furnished materials for the work specified, and stating that no part of such expenditures has been or is being made on the basis of any previous or then pending request for the disbursement of the Casualty Proceeds;

(B)   a copy of the requisition(s) submitted by Tenant and/or its contractor(s) setting forth a brief description of the services and materials supplied to and completed for the Casualty Restoration, subtotaled by trade;

(C)   that, except for the amount described in Section 12.03(a)(i)(A), there is no outstanding indebtedness known to the persons signing such certificate, after due inquiry, which is then due for labor, materials, or services in connection with the Casualty Restoration; and

(D)  that the cost, as estimated by the persons signing such certificate, of the work required to complete the Casualty Restoration does not exceed the amount of the remaining Casualty Proceeds, plus any amount deposited by Tenant to defray the expenses of Casualty Restoration;

(ii)   Lien waivers (following completion of any portion of the work), title insurance endorsements or such other evidence, reasonably satisfactory to Landlord, to the effect that all work, labor and materials installed and completed at the Demised Premises have been paid for, or shall be paid for out of the amount then requested, and that there has not been filed with respect to the Demised Premises, any vendor’s, mechanic’s, laborer’s, materialmen’s or other lien which has not been discharged or record, except such as will be discharged by payment of the amount then requested and a waiver of the right to file any lien in connection with any work or material covered by the requisition and all prior requisitions (all of the documents referred to in this clause (ii) are individually and collectively referred to as “Lien Waivers”);

(iii)  dual obligee payment and performance bonds or such other security for the benefit of the Landlord and the Mortgagee in form and substance reasonably satisfactory to the Landlord and Mortgagee;

(iv)  the written undertaking of each architect, engineer, construction manager, general contractor and major subcontractor to continue performance on Landlord’s behalf under their respective agreements in the event of a default by the Tenant under this Lease;

(v)   complete copies of the construction management agreement, general construction contract, major subcontracts, all change orders, amendments and modifications to each of the foregoing, all plan revisions and supplements and all payment requisitions, Lien Waivers, architect’s certifications and proof of payment for all work, labor and materials and material notices relating to or incorporated in the Casualty Restoration prior to the date of such requisition, provided, however, that any of the foregoing which have been delivered with a prior requisition do not have to be re-delivered with each subsequent requisition, unless the same have been modified or amended; and

(vi)  such other documentation regarding the Casualty Restoration (including concrete, soil, steel, welding and other testing certifications, surveys, engineers certificates, building or other permits, paid invoices, data sheets and the like) as applicable governmental or public agencies, the Mortgagee or a construction consultant or engineer engaged by Landlord or the Mortgagee shall reasonably require.

(b)   Tenant shall, prior to the commencement of the Casualty Restoration, furnish to Landlord and the Mortgagee an estimate of the total cost of the Casualty Restoration certified by the architect or engineer in charge of the Casualty Restoration. If such cost estimate or any subsequent estimate shall show that the cost of completing the Casualty Restoration is in excess of the amount of the Casualty Proceeds then available (a “Shortfall”), Tenant shall promptly deposit with the Landlord an amount equal to such Shortfall. The amount, if any, so deposited shall be included in the Casualty Proceeds for all purposes of this Article.

(c)   Upon compliance by Tenant with the foregoing provisions of this Article, Landlord shall pay to Tenant or the persons named in the certificate referred to in Section 12.03(a)(i), from the Casualty Proceeds, an amount equal to ninety (90%)

percent of the cost of the Casualty Restoration which is evidenced by the request. Upon compliance by Tenant with the foregoing provisions of this Article, at the completion of the Casualty Restoration, the balance of the Casualty Proceeds, to the extent of and as required to complete the payment of the costs of Casualty Restoration, shall be paid to the persons named in the certificates referred to in Section 12.03(a)(i) for the balance of any sums justly due, and upon payment in full for the Cost of the Casualty Restoration, any sums remaining shall be paid to Tenant upon Tenant’s delivery to Landlord of final Lien Waivers and evidence reasonably satisfactory to the Landlord that the Casualty Restoration has been paid in full.

(d)   If the amount of any Casualty Proceeds shall exceed the entire cost of the Casualty Restoration, such excess, upon completion of the Casualty Restoration, and upon compliance by Tenant with the foregoing provisions of this Article, shall be paid to and retained by Tenant.

(e)   If prior to the completion of any Casualty Restoration, this Lease shall terminate or expire for any reason, including a termination by reason of an Event of Default (hereinafter defined), then Landlord shall have the right to receive and retain any Casualty Proceeds to the extent that they shall not have been applied to the payment of the costs and expenses of the Casualty Restoration, and if such termination or expiration shall be by reason other than an Event of Default, Tenant shall thereupon be discharged from any and all obligations to complete such Casualty Restoration provided said Casualty Proceeds are sufficient to complete such Casualty Restoration. If, in such case, the Casualty Proceeds are insufficient to pay the full cost of the Casualty Restoration, Tenant shall pay the amount of any shortfall to Landlord. The provisions of this Section 12.03(e) shall survive the expiration or earlier termination of this Lease.

Section 12.04 – Lease Supersedes. This Lease shall be considered an express agreement governing any case of damage to or destruction of the Demised Premises or any part thereof by fire or other casualty, and Section 227 of the Real Property Law of the State of New York and any other law of like import now or hereafter in force, are hereby waived by Tenant and shall have no application in such case.

ARTICLE 13
ASSIGNMENT AND SUBLETTING

Section 13.01 – Landlord Consent. Tenant shall not assign, mortgage or encumber this Lease, its interest hereunder or the estate granted hereby, nor sublet or suffer or permit the Demised Premises or any part thereof to be used by others, without the prior written consent of Landlord in each instance.

Section 13.02 – Collection of Rent. If Tenant should assign its interest in this Lease, or if all or any part of the Demised Premises be underlet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, under-tenant or occupant, as the case may be, and apply the net amount to the Fixed

Rent and Additional Rent herein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, under-tenant or occupant as Tenant, or a release of Tenant from the further performance by Tenant of the covenants on the part of Tenant contained herein. The consent by Landlord to any assignment or underletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or underletting.

Section 13.03 - Recapture.

(a)   If Tenant shall desire to assign this Lease, or to sublet the Demised Premises, it shall, no later than thirty (30) days prior to the proposed effective date of the assignment or sublet, submit to Landlord a written request for Landlord’s consent to such assignment or subletting (“Tenants Offer Notice”), which shall contain the following information:  (i) the name and address of the proposed assignee or subtenant; (ii) the terms and conditions of the proposed assignment or subletting; (iii) the nature and character of the business of the proposed assignee or subtenant and its proposed use of the Demised Premises; and (iv) current financial information and any other information Landlord may reasonably request.

(b)   Tenant’s Offer Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at Landlord’s option, (i) sublease such space from Tenant (if the proposed transaction is a sublease of all or part of the Demised Premises), (ii) have this Lease assigned to it or terminate this Lease (if the proposed transaction is an assignment or a sublease of all or substantially all of the Demised Premises or a sublease of a portion of the Demised Premises which, when aggregated with other subleases then in effect, covers all or substantially all of the Demised Premises), or (iii) terminate this Lease with respect to the space covered by the proposed sublease (if the proposed transaction is a sublease of part of the Demised Premises). Said option may be exercised by Landlord by notice to Tenant within sixty (60) days after a Tenant’s Offer Notice, together with all information required pursuant to Section 13.03(a), has been given by Tenant to Landlord.

(c)   If Landlord exercises its option under Section 13.03(b) to terminate this Lease, then this Lease shall terminate on the proposed assignment or sublease commencement date specified in the applicable Tenant’s Offer Notice and all Fixed Rent and Additional Rent shall be paid and apportioned to such date.

(d)   If Landlord exercises its option under Section 13.03(b) to have this Lease assigned to it (or its designee), then Tenant shall assign this Lease to Landlord (or Landlord’s designee) by an assignment in form and substance reasonably satisfactory to Landlord, effective on the proposed assignment or sublease commencement date specified in the applicable Tenant’s Offer Notice. Tenant shall not be entitled to consideration or payment from Landlord (or Landlord’s designee) in connection with any such assignment. If the Tenant’s Offer Notice provides that Tenant will pay any consideration or grant any concessions in connection with the proposed assignment or sublease, then Tenant shall pay such consideration and/or grant any such concessions to Landlord (or Landlord’s designee) on the date Tenant assigns this Lease to Landlord (or Landlord’s designee).

(e)   If Landlord exercises its option under Section 13.03(b) to terminate this Lease with respect to the space covered by a proposed sublease, then (i) this Lease shall terminate with respect to such part of the Demised Premises on the effective date of the proposed sublease, (ii) from and after such date the Fixed Rent and

Additional Rent shall be adjusted, based upon the proportion that the rentable area of the Demised Premises remaining bears to the total rentable area of the Demised Premises, and (iii) Tenant shall pay to Landlord, upon demand, the costs incurred by Landlord in demising separately such part of the Demised Premises and in complying with any applicable laws and regulations relating to such demise.

(f)    If Landlord exercises its option under Section 13.03(b) to sublet the space Tenant desires to sublet, such sublease to Landlord or its designee (as subtenant) shall be in form and substance reasonably satisfactory to Landlord at the rental rate per rentable square foot of Fixed Rent and Additional Rent then payable pursuant to this Lease and shall be for the term set forth in the applicable Tenant’s Offer Notice, and:

(i)    shall be subject to all of the terms and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Section 13.03;

(ii)   shall be upon the same terms and conditions as those contained in the applicable Tenant’s Offer Notice and otherwise on the terms and conditions of this Lease, except such as are irrelevant or inapplicable and except as otherwise expressly set forth to the contrary in this Section 13.03;

(iii)  shall permit the sublessee, without Tenant’s consent, freely to assign such sublease or any interest therein or to sublet all or any part of the space covered by such sublease and to make any and all alterations and improvements in the space covered by such sublease;

(iv)  shall provide that any assignee or further subtenant of Landlord or its designee may, at the election of Landlord, make alterations, decorations and installations in such space or any part thereof, any or all of which may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such sublease, provided that such assignee or subtenant, at its expense, shall repair any damage caused by such removal; and

(v)   shall provide that (i) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (ii) any assignment or subletting by Landlord or its designee (as the subtenant) may be for any purpose or purposes that Landlord shall deem appropriate, (iii) Landlord, at Tenant’s expense, may make such alterations as may be required or deemed necessary by Landlord to demise separately the subleased space and to comply with any applicable laws and regulations relating to such demise, and (iv) at the expiration of the term of such sublease, Tenant shall accept the space covered by such sublease in its then existing condition, subject to the obligations of the sublessee to make such repairs thereto as may be necessary to preserve such space in good order and condition.

(g)   In the case of a proposed sublease, Tenant shall not sublet any space to a third party at a rental which is less (on a per rentable square foot basis) than the rental (on a per rentable square foot basis) specified in Tenant’s Offer Notice with respect to such space, without complying once again with all of the provisions of this Section 13.03 and re-offering such space to Landlord at such lower rental. In the case of a proposed assignment, Tenant shall not assign this Lease to a third party where Tenant pays greater consideration or grants a greater concession to such third party for such assignment then the consideration offered to be paid or concession offered to be granted to Landlord in Tenant’s Offer Notice without complying once again with all of the provisions of this Section 13.03 and re-offering to assign this Lease to Landlord and pay such consideration or grant such concession to Landlord.

Section 13.04 – Landlord Consent. If Landlord shall not exercise its option to terminate this Lease pursuant to Section 13.03(b) above, except as set forth in Section 13.13, Landlord shall not unreasonably delay, condition or withhold its consent to the proposed assignment or subletting referred to in Tenant’s Offer Notice, provided that the following further conditions shall be fulfilled:

(a)   The Demised Premises shall not, without Landlord’s prior consent, have been listed or otherwise publicly advertised for assignment or subletting at a rental less than the Fixed Rent and Additional Rent. However, this shall not be deemed to prohibit Tenant from negotiating or consummating a sublease at a lower rental if Tenant shall first have offered to sublet the space involved to Landlord for the same rent and term by notice given with or after Tenant’s request for consent to the subletting or assignment. Landlord may accept such offer within thirty (30) days from receipt of such request for consent or twenty (20) days after receipt of the offer, whichever is later;

(b)   Tenant shall not then be in default hereunder beyond the time herein provided, if any, to cure such default;

(c)   The proposed assignee or subtenant shall have a financial standing, be of a character, be engaged in a business, and propose to use the Demised Premises in a manner consistent with the extent of the obligations undertaken by the proposed assignee or subtenant;

(d)   No subletting shall end later than one (1) day before the Expiration Date of this Lease or shall be for a term of less than two (2) years unless it commences less than two (2) years before the Expiration Date;

(e)   There should be no more than three (3) subtenants in the Demised Premises;

(f)    Tenant shall reimburse Landlord on demand for any actual costs that may be incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs incurred in connection with the granting of any requested consent; and

(g)   The proposed assignee or subtenant is engaged in a business and the Demised Premises will be used in a manner, which is limited to the Permitted Use.

Section 13.05 - Attornment. Every subletting hereunder is subject to the express condition, and by accepting a sublease hereunder each subtenant shall be conclusively deemed to have agreed, that if this Lease should be terminated prior to the Expiration Date or if Landlord should succeed to Tenant’s estate in the Demised Premises, then at Landlord’s election the subtenant shall either surrender the Demised Premises to Landlord within sixty (60) days of Landlord’s request therefor, or attorn to and recognize Landlord as the subtenant’s landlord under the sublease and the subtenant shall promptly execute and deliver any instrument Landlord may request to evidence such attornment.

Section 13.06 – Counterpart/Insurance.

(a)   Tenant shall furnish Landlord with a counterpart (which may be a reproduced copy) of each sublease or assignment made hereunder within ten (10) days after the date of its execution.

(b)   No sublease shall be valid, and no subtenant shall take possession of the Demised Premises or any part thereof, until there has been delivered to Landlord, both (i) an executed counterpart of such sublease, and (ii) a certificate of insurance evidencing that (x) Landlord and its designees are additional insureds under the insurance policies required to be maintained by occupants of the Premises pursuant to Article 11, and (y) there is in full force and effect, the insurance otherwise required by Article 11.

Section 13.07 – Tenant Liability. Except where Landlord exercises its option under Section 13.3(b) to sublet the entire Demised Premises, notwithstanding any sublease or any assignment and assumption by the assignee of all or any part of the obligations of Tenant hereunder, Tenant herein named, and each immediate or remote successor in interest of Tenant named herein, shall remain liable jointly and severally (as a primary obligor) with its assignee and subtenant and all subsequent assignees and subtenants for the performance of Tenant’s obligations hereunder, and, without limiting the generality of the foregoing, shall remain liable to Landlord for all acts and omissions on the part of any assignee and subtenant subsequent to it in violation of any of the obligations of this Lease.

Section 13.08 – Partnership Tenant. If at any time Tenant is a partnership, the following shall apply:

(a)   the liability of each of the parties comprising Tenant shall be joint and several;

(b)   each of the parties comprising Tenant hereby consents to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Demised Premises to Landlord or renewing or extending this Lease and by any notices, demands, requests or other communications which may hereafter be given, by Tenant or by any of the parties comprising Tenant;

(c)   any bills, statements, notices, demands, requests or other communications given or rendered to Tenant or to any of the parties comprising Tenant shall be deemed given or rendered to Tenant and to all such parties and shall be binding upon Tenant and all such parties;

(d)   if Tenant shall admit new partners, all of such new partners shall, by their admission to Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed;

(e)   Tenant shall give prompt notice to Landlord of the admission of any partner or partners, and upon demand of Landlord, shall cause each such partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new partner shall assume performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of this Section 13.08;

(f)    on each anniversary of the Commencement Date, Tenant shall deliver to Landlord a list of all partners together with their current residential addresses;

(g)   For so long as Tenant shall not be in default under the terms of this Lease, if any partner in Tenant, as now or hereafter constituted, shall resign or retire from Tenant, or shall die, then in any such event the equity partner so retiring, or resigning or the estate of an equity partner or shareholder thereof who has died, as the case may be, shall be released from any liability or responsibility under this Lease from and after the date of such retirement, resignation or death provided that only the first such equity partner or shareholder resigning, retiring, or dying within any given calendar year shall be so released in that calendar year, with any subsequent equity partner or shareholder resigning, retiring or dying within said calendar year being released, in chronological order, in the next-subsequent calendar year or calendar years. Tenant shall give Landlord prompt notice of such resignation, retirement or death; and

Section 13.09 – Profit.          If Tenant shall sublet the Demised Premises to anyone for rents which for any period shall exceed the Fixed Rent payable under this Lease for the same period, Tenant shall pay Landlord, as Additional Rent hereunder, the amount of any rents, additional charges or other consideration payable under the sublease to Tenant by the subtenant which is in excess of the Fixed Rent and Additional Rent accruing during the term of the sublease in respect of the Demised Premises pursuant to the terms hereof. The sums payable under this Section 13.09 shall be paid to Landlord as Additional Rent as and when payable by the subtenant to Tenant.

Section 13.10 – Transfers of Interests in Tenant. Any transfer, by operation of law or otherwise, of Tenant’s interest in this Lease (in whole or in part) or of a fifty (50%) percent or greater interest in Tenant or of fifty (50%) percent or more of the assets of Tenant (whether stock, partnership interest or otherwise) shall be deemed an assignment of this Lease within the meaning of this Article. If there has been a previous transfer of less than a fifty (50%) percent interest in Tenant or Tenant’s assets, then any simultaneous or subsequent transfer of an interest in Tenant or Tenant’s assets which, when added to the total percentage interest previously transferred, totals a transfer of greater than a fifty (50%) percent interest in Tenant or Tenant’s assets shall be deemed an assignment of Tenant’s interest in this Lease within the meaning of this Article.

Section 13.11 – Corporate Reorganization. Notwithstanding the provisions of Section 13.10 hereof, without the consent of Landlord, this Lease may be assigned to (i) an entity created by merger, reorganization or recapitalization of or with Tenant or (ii) a purchaser of all or substantially all of Tenant’s assets; provided, in the case of both clause (i) and clause (ii), that (A) Landlord shall have received a notice of such assignment from Tenant, (B) the assignee assumes by written instrument satisfactory to Landlord all of Tenant’s obligations under this Lease, (C) such assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (D) the assignee is a reputable entity of good character and shall have, immediately after giving effect to such assignment, an aggregate net worth (computed in accordance with GAAP) at least equal to the aggregate net worth (as so computed) of Tenant immediately prior to such assignment or on the date of this Lease, whichever is greater.

13.12 – Metropolitan Transit Authority. Notwithstanding any provisions of this Article to the contrary, without the consent of Landlord, Tenant may sublet, in whole or in part, the Demised Premises to MTA and/or MTA Bus, provided Tenant provides Landlord with a copy of the executed sublease. Sections 13.02, 13.04(b), 13.04(d), 13.05, 13.06, 13.07 and 13.09 of this Lease shall apply to such sublease.

13.13 – Non-Compliance with Article. In the event that (i) Landlord fails to exercise any of its options under this Article 13 and (ii) Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within forty-five (45) days after the giving of such consent, then, Tenant shall again comply with all of the provisions and conditions of this Article 13 before assigning its interest in this Lease or subletting the Demised Premises.

ARTICLE 14
INDEMNIFICATION

Section 14.01 – Indemnity. Tenant shall indemnify, defend, save and hold harmless Landlord and its affiliates, trustees, agents, members, employees, officers, directors, successors and assigns (each, an “Indemnified Party”) from and against any and all liability and damages and any and all injury, loss, claim, damage or suit of every kind and nature, including Landlord’s reasonable counsel fees and disbursements, to any person, firm, association or corporation or to any property, arising out of or based upon, related to, or in any way connected with, a breach of Tenant’s obligations under this Lease, the actions or omissions of Tenant or any Tenant Party or the use or occupancy of the Demised Premises, except that Tenant shall not indemnify Landlord for Landlord’s negligence or willful misconduct or the negligence or willful misconduct of any Indemnified Party, or for any Pre-Existing Environmental Condition in Article 10.

Section 14.02 - Notice of Proceedings. An Indemnified Party which becomes entitled to indemnification under this Agreement shall promptly notify Tenant of any claim or proceeding in respect of which it is to be indemnified. Such notice shall be given as soon as reasonably practicable after the Indemnified Party obligated to give such notice becomes aware of such claim or proceeding and shall include a complete copy of all notices, pleadings and other papers related thereto. Failure to give such notice shall not excuse an indemnification obligation except to the extent failure to provide notice adversely affects Tenant’s interests.

Section 14.03 - Conduct of Claim. Tenant shall assume the defense of the claim or proceeding with counsel designated by Tenant; provided, however, that the Indemnified Party shall have the right to participate fully in any claim or proceeding and to retain its own counsel, but the fees and expenses of such counsel will be at its own expense unless (i) Tenant shall have agreed to the retention of such counsel for both Tenant and the Indemnified Party or (ii) the named parties to any action or proceeding include the Tenant and the Indemnified Party and representation of both such parties has been determined in the reasonable and good faith judgment of either party to be inappropriate under applicable standards of professional conduct due to actual or potential conflicting interests between them. In the event the Tenant is defending or prosecuting any claim or proceeding, (a) the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge such claim or proceeding without Tenant’s prior written consent, and (b) the Indemnified Party will agree to any settlement, compromise or discharge of the suit, action or proceeding which the Tenant may recommend and which by its terms obligates Tenant to pay the full amount of liability in connection with such claim or proceeding; provided, however, that without the Indemnified Party’s consent, which consent may not be unreasonably withheld or delayed, Tenant may only consent to the entry of any judgment or enter into any settlement that does not provide for injunctive or other non-monetary relief affecting the Indemnified Party. If Tenant fails to assume the defense of a claim, the indemnification of which is required under this Lease, the Indemnified Party may, at the expense of Tenant, contest, settle, or pay such claim. Except as otherwise expressly set forth herein, Tenant shall not compromise or settle a claim hereunder without the prior written consent of the Indemnified Party

ARTICLE 15
CONDEMNATION

Section 15.01 – Condemnation/Notice. If Landlord or Tenant receives written notice of a Taking (hereinafter defined) or a proposed Taking, it shall promptly notify the other thereof, but no such notice of intention shall confer any rights upon Tenant under this Article, all of which rights shall come into effect only upon the vesting of title in the Taking authority. As used herein, a “Taking” shall mean the appropriation, condemnation or taking of all or any portion of the Demised Premises by any governmental or public authority for public or quasi-public use under any right of eminent domain, condemnation or other law, or the giving of a deed in lieu thereof.
Section 15.02 – Material Taking.

(a)   (i)    In the event of a Taking of the entire Demised Premises, this Lease shall automatically cease and terminate upon the date that title is vested in the Taking authority and all Fixed Rent and Additional Rent shall be paid up to that date. In the event of a Taking of the entire Demised Premises during the Term, in addition to any award received by Landlord and in addition to all other payments required to be made by Tenant hereunder, and in the event such Taking is effected by the City of New York or any of its agencies or instrumentalities, or by the MTA, or by New York State on behalf of the MTA, Tenant shall pay Landlord an additional amount equal to twenty-five (25%) percent of the award received by Landlord in the condemnation proceeding (which award, for purposes of calculating the additional amount paid to Landlord, shall not be reduced by such amount). Landlord and Tenant agree that this additional amount represents Landlord’s recovery of its loss of business opportunity and such amount is not a penalty.

(ii)   In the event of a Taking of less than the entire Demised Premises, this Lease shall continue in full force and effect as to the portion of the Demised Premises not Taken and Section 15.03 shall apply.

(b)   In the event of a Taking, Landlord and any Mortgagee designated by Landlord shall have the exclusive right to file any claim or to commence any action or proceeding to collect any Proceeds payable out of or in connection with such Taking, except for any separate award to which Tenant may be entitled pursuant to Section 15.05, and Tenant and everyone claiming by, under or through Tenant waives all right to assert any claim against Landlord or the Taking authority in such proceeding. The term “Proceeds” shall mean any award, settlement, compensation or proceeds payable by reason of or in connection with any Taking, including the value of the interests of Landlord and Tenant in the Demised Premises and this Lease, any Improvements made by Tenant and Landlord respectively, the value of all awards for severance and indirect damage, and the right to receive any advance payment or interest thereon. Tenant shall, at Tenant’s own cost and expense, cooperate with Landlord and take all actions and execute all documents reasonably required by Landlord or required by the Taking authority to collect such Proceeds, and if Tenant shall fail or refuse to take any act and/or execute any document which is reasonably required by Landlord or required by the Taking authority to collect such Proceeds (or any part thereof), then Tenant shall be responsible to Landlord for the sum of all Proceeds, including interest at the Default Rate, and for all damages, expenses and fees incurred by Landlord as a result of Tenant’s failure or refusal to act or execute any document as aforesaid, including, but not limited to, attorneys’ fees and suspension of interest by the Taking authority, which sums shall be Additional Rent under this Lease and which Landlord may offset from any share of such Proceeds to which Tenant may be entitled pursuant to Sections 15.02, 15.03 and 15.04. The provisions of this Section are in addition to any other remedies available to Landlord.

(c)   In the event of a Taking of the entire Demised Premises and a termination of this Lease, all Proceeds shall be paid to Landlord who shall within forty-five (45) days thereafter (or within thirty (30) days following any final determination in any arbitration proceeding pursuant to Section 15.07 hereof, as hereinafter set forth) disburse the net Proceeds of such Taking to Landlord and Tenant in proportion to their interests in the Demised Premises, as follows:

(i)    to the Landlord for the value of the Landlord’s interest in the Demised Premises, valuing the Demised Premises free and clear of this Lease and at its highest and best use as of the date of the Taking, except that consideration shall be given to this Lease to the extent it is relevant in determining the highest and best use of the Demised Premises, including Landlord’s reversionary interest, and any consequential damages, including severance damages, out of which Landlord shall pay any sums due any Mortgagee; and

(ii)   provided that no uncured Event of Default has occurred which is then continuing and provided further that there are at least two (2) years remaining in the Term on the date on which title to the Demised Premises is vested in the Taking authority to Tenant for the value of Tenant’s leasehold estate, giving consideration to the terms of this Lease, as though there had been no Taking. Any dispute between Landlord and Tenant concerning the pro rata portions of Proceeds payable to Landlord and Tenant in accordance with clauses (i) and (ii) above shall be promptly submitted to binding arbitration in accordance with Section 15.07 hereof.

Section 15.03 – Taking of Less Than Entire Demised Premises.

(a)   If a Taking involves less than the Entire Demised Premises, this Lease shall terminate as to the area so Taken from and after the vesting of title in such Taking and shall continue as to the remainder of the Demised Premises; provided, however, from and after the date on which possession of the portion of the Demised Premises is Taken, the Tenant shall proceed diligently and in good faith to close in and restore the Improvements. The Fixed Rent shall be reduced as of the vesting date proportionally to account for the area of the Improvements so taken. Notwithstanding the foregoing, in the event of a taking of less than the Entire Demised Premises, this Lease shall automatically terminate as to the area so taken by or given to the Taking Authority and shall continue as to the remainder of the Demised Premises. In the event of a Taking of less than the Entire Demised Premises during the Term, in addition to any award received by Landlord and in addition to all other payments required to be made by Tenant hereunder and in the event such Taking is effected by the City of New York or any of its agencies or instrumentalities, or by the MTA, or by New York State on behalf of the MTA,, Tenant shall pay Landlord an additional amount equal to twenty-five (25%) percent of the award received by Landlord in the condemnation proceeding (which award, for purposes of calculating the additional amount paid to Landlord, shall not be reduced by such amount). Landlord and Tenant agree that this additional amount represents Landlord’s recovery of its loss of business opportunity and such amount is not a penalty. From and after the date on which title the possession of the portion of the Demised Premises is Taken, the Tenant shall proceed diligently and in good faith to close in and restore the Improvements.

(b)   Landlord shall be entitled to receive all Proceeds and Tenant shall have no part thereof or claim thereto nor shall Tenant have any claim for the value of the portion of the leasehold estate so Taken. Landlord shall pay all fees, costs and expenses of every character and kind of Landlord incurred in connection with such Taking and obtaining the Proceeds therefor.

Section 15.04 – Temporary Taking. If possession of all or any portion of the Demised Premises shall be Taken for occupancy for a limited period (a “Temporary Taking”), this Lease shall continue in full force and effect and Tenant shall continue to pay in full the Fixed Rent, Additional Rent and other charges herein reserved without reduction or abatement. Landlord shall receive out of the Proceeds of such Temporary Taking (and Tenant shall be credited with) an amount equal to the total of the Fixed Rent, Additional Rent and other charges due to Landlord or to be paid by Tenant under the terms of this Lease for the period of such Temporary Taking (less any amounts theretofore paid by Tenant to Landlord) and the balance thereof shall be divided equally between Landlord and Tenant.

Section 15.05 – Tenant’s Claim for Fixtures. In any condemnation proceeding, Tenant may submit a separate claim against the Taking authority for the value of Tenant’s trade fixtures, the cost of removal or relocation, goodwill, inventory, equipment and going concern values if such separate claims are allowable as such and, provided that such Proceeds shall not include an amount of such claims of Tenant, such separate claims shall not reduce the amount of Proceeds otherwise payable to Landlord.

(a)   Section 15.06 – Costs of Taking. Landlord and Tenant shall be solely responsible for their respective legal, appraisal, engineering and other fees, costs and expenses arising out of or in connection with any claim allocable or attributable to any item which each is permitted to separately claim under this Article 15; provided, however, that the Landlord’s legal, appraisal, engineering and other fees and expenses incurred in connection with the collection of any Proceeds pursuant to Section 15.02 shall be allocated and paid by Landlord and Tenant in proportion to the amount of Proceeds disbursed to Landlord and Tenant respectively.

ARTICLE 16
RIGHT TO INSPECT

Section 16.01 – Right to Inspect. Tenant shall permit Landlord or Landlord’s agents to enter the Demised Premises at all reasonable hours and upon reasonable notice to Tenant for the purpose of (i) inspecting the same; (ii) confirming that Tenant is complying with terms of this Lease; (iii) making repairs which Tenant neglects or refuses to make; (iv) exhibiting the Demised Premises to prospective mortgagees; (v) exhibiting the Demised Premises to brokers and prospective purchasers; and (vi) during the two (2) years preceding the expiration of this Lease, exhibiting the Demised Premises to brokers and prospective purchasers and lessees  (it being understood that Landlord shall have no obligation to do any of the foregoing acts); provided, in each and every case, Landlord shall use commercially reasonable efforts not to unreasonably interfere with the conduct of Tenant’s business at the Demised Premises.

ARTICLE 17
[INTENTIONALLY OMITTED]

ARTICLE 18
DEFAULT PROVISIONS

Section 18.01 - Events of Default. If any one or more of the following events (in this Lease sometimes called “Events of Default”) shall happen:

(a)   (i)    if default shall be made in the due and punctual payment of any Fixed Rent payable under this Lease or any part thereof when and as the same shall become due and payable, and such default shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that such thirty (30) day period shall be reduced to ten (10) days after the third (3rd) default in any twelve (12) month period, and further reduced to five (5) days if such default occurs four (4) or more times in any twelve (12) month period;

(ii)   if default shall be made in the due and punctual payment of any Additional Rent or other charges payable under this Lease or any part thereof when and as the same shall become due and payable, and such default shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant;

(b)   if default shall be made by Tenant in keeping, observing or performing any of the terms, covenants, agreements, provisions, conditions or limitations contained in this Lease on Tenant’s part to be kept, observed or performed, other than those referred to in the foregoing subdivision (A) of this Section, which do not expose the Landlord to criminal liability, and such default shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant, or in the case of such a default or a contingency which cannot with due diligence and in good faith be cured within thirty (30) days, and Tenant fails to proceed promptly and with due diligence and in good faith to cure the same and thereafter to prosecute the curing of such default with due diligence and in good faith (it being intended that in connection with a default which does not expose Landlord to criminal liability, and is not susceptible of being cured with due diligence and in good faith within thirty (30) days, that the time of the Tenant within which to cure the same shall be extended for such a period as may be necessary for the curing thereof promptly with due diligence and in good faith);

(c)   if Tenant shall file a voluntary petition in bankruptcy and shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Demised Premises or of Tenant’s interest therein; or

(d)   if within ninety (90) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, such proceeding shall not have been dismissed or if, within ninety (90) days after the appointment, without the consent or acquiescence of Tenant, of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Demised Premises or of Tenant’s interest therein, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within forty-five (45) days after the expiration of any such stay, such appointment shall not have been vacated;

then and in any such event Landlord at any time thereafter during the continuance of any such Event of Default may give written notice to Tenant, specifying such Event of Default or Events of Default and stating that this Lease and the term hereby demised shall expire and terminate on the date specified in such notice, which shall be at least thirty (30) days after the giving of such notice, and upon the date specified in such notice, subject to the provisions of Section 18.03, this Lease and the term hereby demised and all rights of Tenant under this Lease, including all rights of renewal whether exercised or not, shall expire and terminate, as if the date specified in such notice were the day herein definitely fixed for the end and expiration of this Lease and the term thereof.

Section 18.02 - Bankruptcy. Any such proceeding or action involving bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, above set forth in subdivisions (c) and (d) of Section 18.01 of this Article, shall be grounds for the termination of this Lease pursuant to the terms, covenants, agreements, provisions, conditions and limitations of this Article 18, only when such proceeding, action or remedy shall be taken or brought by or against Tenant or any assignee of this Lease, while such Tenant or such assignee is the owner of this Lease.

Section 18.03 – Termination of Lease. Upon any expiration or termination of this Lease, Tenant shall quit and peacefully surrender the Demised Premises to Landlord, and Landlord, upon or at any time after any such expiration or termination, may without further notice, enter upon and reenter the Demised Premises and possess and repossess itself thereof, by force, summary proceedings, ejectment or otherwise, and may dispossess Tenant and remove Tenant and all other persons and property from the Demised Premises and may have, hold and enjoy the Demised Premises and the right to receive all rental and other income of and from the same.

Section 18.04 – Reletting of Demised Premises. At any time or from time to time after any such expiration or termination, Landlord may relet the Demised Premises or any part thereof, in the name of Landlord or otherwise, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term of this Lease) and on such conditions (which may include concessions or free rent) as Landlord, in its uncontrolled discretion, may determine and may collect and receive the rents therefor. Landlord shall in no way be responsible or liable for any failure to relet the Demised Premises or any part thereof, or for any failure to collect any rent due upon any such reletting.

Section 18.05 - Damages. No such expiration or termination of the Lease shall relieve Tenant of its liabilities and obligations under this Lease, and such liabilities and obligations shall survive any such expiration or termination. In the event of any such expiration or termination, whether or not the Demised Premises or any part thereof shall have been relet, Tenant shall pay to Landlord a sum equal to the Fixed Rent and the Additional Rent required to be paid by Tenant up to the time of such expiration or termination of this Lease, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such expiration or termination, shall be liable to Landlord for, and shall pay to Landlord, as and for liquidated and agreed current damages for Tenant’s default, at the election of Landlord, either:

(a)   (i)    the equivalent of the amount of the Fixed Rent and the Additional Rent which would be payable under this Lease by Tenant if this Lease were still in effect, less

(ii)   the net proceeds of any reletting effected pursuant to the provisions of Section 18.04 hereof, after deducting all Landlord’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, reasonable attorneys’ fees, alteration costs, and expenses of preparation for such reletting.

Tenant shall pay such current damages (herein called “deficiency”) to Landlord quarterly on the first day of each calendar quarter, commencing with the next succeeding calendar quarter, and Landlord shall be entitled to recover from Tenant each deficiency as the same shall arise. If the Demised Premises or any part thereof be relet by the Landlord for the unexpired Term of this Lease, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value for the part or the whole of the premises so relet during the term of the reletting.

Nothing contained in this Section 18.05 shall limit or prejudice the right of the Landlord to prove for and obtain as liquidated damages by reason of such expiration or termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the sums referred to above.

Section 18.06 – Tenant’s Waiver of Notice to Re-enter. Tenant hereby expressly waives, so far as permitted by law, the service of any notice of intention to enter or re-enter provided for in any statute, or of the institution of legal proceedings to that end, and Tenant, for and on behalf of itself and all persons claiming through or under Tenant (including but not limited to any leasehold mortgagee or other creditor) also waives any and all right of redemption or re-entry or re-possession or to redeem or to restore the operation of this Lease in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge or in case of entry, re-entry or re-possession by lessor or in case of any expiration or termination of this Lease. Landlord and Tenant, so far as permitted by law, hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of, or in any way connected with this Lease, including but not limited to, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Demised Premises or any claim of injury or damage. The terms “enter”, “re-enter”, “entry” or re-entry”, as used in this Lease are not restricted to their technical legal meaning.

Section 18.07 – Threatened Breach. In the event of any breach or threatened breach by Tenant of any of the terms, covenants, agreements, provisions, conditions or limitations contained in this Lease, Landlord shall be entitled to enjoin such breach or threatened breach and shall have the right to invoke any right or remedy allowed at law or in equity or by statute or otherwise as though entry, re-entry, summary proceedings, and other remedies were not provided for in this Lease.

Section 18.08 – Remedies Cumulative. Each right or remedy of Landlord provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or the beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or other law.

ARTICLE 19
ATTORNEYS’ FEES

Section 19.01 – Attorneys’ Fees. If at any time there shall occur an Event of Default hereunder, and if Landlord shall institute an action or summary proceedings against Tenant based upon such Event of Default and prevail in such action or summary proceeding, then Tenant shall reimburse Landlord for the expenses of reasonable and actual attorneys’ fees and disbursements incurred by Landlord. The amount of such expenses shall be deemed to be “Additional Rent” hereunder and shall be due from Tenant on demand from Landlord.

ARTICLE 20
WAIVER OF REDEMPTION; COUNTERCLAIM; TRIAL BY JURY

Section 20.01 - Waiver. Tenant hereby expressly (i) waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Demised Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise; (ii) waives all rights to stay summary proceedings except in connection with a “Yellowstone” injunction; and (iii) agrees that it shall not interpose any counterclaim in any summary proceeding or any action based on non-payment of Fixed Rent, Additional Rent or any other payments or charges required to be made by Tenant to Landlord. Nothing contained herein shall prevent Tenant from asserting any such counterclaim as a cause of action in a separate action or proceeding, but Tenant shall not seek a consolidation or joint trial of such separate action or proceeding with any summary proceeding or other action or proceeding commenced by Landlord for non-payment of Fixed Rent, Additional Rent or any other payments or charges required to be made by Tenant to Landlord. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other with respect to any matters arising out of or connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Demised Premises, and/or any claim of injury or damage and any emergency statutory or any other statutory remedy.

ARTICLE 21
NO WAIVER

Section 21.01 – No Waiver. No act or thing done by Landlord or Landlord’s agents during the Term hereby demised shall be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Fixed Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by the Party against whom such waiver is to be enforced.

ARTICLE 22
END OF TERM

Section 22.01 – Surrender of Demised Premises.

(a)   Tenant shall, at the expiration or other termination of this Lease quit and surrender to Landlord the Demised Premises, broom clean and in good condition and repair, reasonable wear and tear and casualty excepted, and the roof shall be free of leaks. Tenant shall surrender all keys for the Demised Premises to Landlord at Landlord’s office, and shall inform Landlord of all combinations of locks, safes, vaults, alarms and other encoded devices or facilities if any, located in the Demised Premises. If the last day of the Term shall fall on a Saturday, Sunday or legal holiday, the Term of this Lease shall expire on the business day immediately preceding such date.

(b)   All personal property, furniture, furnishings and trade fixtures furnished by or at the expense of Tenant, other than those affixed to the Demised Premises so that they cannot be removed without damage, shall remain the property of Tenant and may be removed by Tenant from time-to-time prior to the expiration or other termination of this Lease. Tenant shall notify Landlord in writing not less than sixty (60) days prior to the expiration of the Term specifying any such items of property which Tenant does not wish to remove. If, within thirty (30) days after the service of such notice, Landlord shall request Tenant to remove any of said items, Tenant shall, at Tenant’s expense, remove said items prior to the expiration of the Term.

(c)   In any case where Tenant removes any property or Alterations pursuant to Sections 22.01(a) or 22.01(b), or otherwise, Tenant shall immediately repair all structural damage caused by said removal and shall restore the Demised Premises to good condition at Tenant’s expense, and if Tenant fails to do so, Landlord may do so at Tenant’s cost and Tenant shall reimburse Landlord therefor upon demand for reasonable and actual costs incurred by Landlord.

(d)   Upon failure of Tenant to remove any property in accordance with Sections 22.01(a) and 22.01(b), or upon failure of Tenant to notify Landlord of any property it does not wish to remove from the Demised Premises in accordance with Section 22.01(b), then, as to such property, upon termination of this Lease, Landlord may, at Tenant’s expense: (i) remove all such property which Landlord may require Tenant to remove pursuant  to Sections 22.01(a) and 22.01(b), (ii) cause the same to be placed in storage, and (iii) repair any damage caused by said removal. Tenant shall, upon demand, reimburse Landlord for all of the aforesaid expenses.

(e)   [Intentionally Omitted].

(f)    Notwithstanding anything to the contrary contained in this Section 22.01, any items of property or Alterations not removed by Tenant may, at the election of Landlord, be deemed to have been abandoned by Tenant, and Landlord may retain and dispose of said items without any liability to Tenant and without accounting to Tenant for the proceeds thereof.

Section 22.02 - Ownership of Improvements. Upon the termination of this Lease, whether by expiration of the Term or by reason of default on the part of Tenant, or for any other reason whatsoever, all Improvements then located on the Premises including all affixed lighting fixtures, heating, ventilating and air conditioning equipment, pipes, ducts, conduits, wiring, paneling, partitions, railings, mezzanine floors, galleries and the like, shall, except as provided otherwise in Section 8.01, remain upon and be surrendered with the Demised Premises as a part thereof and shall then merge with the freehold estate and become the property of Landlord as a part of the realty, free and clear of any liens, encumbrances or burdens placed upon Tenant’s leasehold estate.

Section 22.03 – Holdover.

(a)   If the Demised Premises shall not be surrendered as and when aforesaid and in the condition required hereunder, Tenant shall pay to Landlord as use and occupancy for each month or fraction thereof during which Tenant continues to occupy the Demised Premises from and after the Expiration Date (the “Continued Occupancy Period”), an amount of money (the “Occupancy Payment”) equal to one hundred fifty (150%) percent of one-twelfth (1/12th) of the aggregate Fixed Rent and Additional Rent paid or payable by Tenant during the first twelve (12) months immediately preceding such holding over. Tenant shall make the Occupancy Payment, without notice or previous demand therefor, on the first day of each and every month during the Continued Occupancy Period.

(b)   The receipt and acceptance by Landlord of the Occupancy Payment shall not be deemed a waiver or acceptance by Landlord of Tenant’s breach of Tenant’s covenants and agreements under this Article 22, or a waiver by Landlord of Landlord’s right to institute any summary holdover proceedings against Tenant, or a waiver by Landlord of Landlord’s rights to enforce any of Landlord’s rights or pursue any of Landlord’s remedies against Tenant in such event other than the payment of Fixed Rent as provided for in this Lease or under law. This Section shall be deemed to be an agreement expressly providing otherwise within the meaning of Section 232-c of the Real Property Law of the State of New York and any successor law of like import.

(c)   No holding over by Tenant shall be deemed nor operate as an extension of the Term of this Lease.

Section 22.04 – Survival. Tenant’s obligation to observe or perform each and every one of the covenants set forth in this Article shall survive the expiration or other termination of the Term.

ARTICLE 23
BROKER

Section 23.01 – Broker. Tenant and Landlord each represent that to the other that it has dealt with no broker in connection with this Lease other than Lighthouse Real Estate Management, LLC (“Broker”). Landlord shall pay Broker any commission earned pursuant to a separate agreement between Landlord and Broker. Tenant hereby agrees to indemnify and hold Landlord harmless of and from any and all losses, costs, damages or expense (including, without limitation, attorneys’ fees and disbursements) incurred by Landlord by reason of any claim of or liability to any broker, other than the Broker, who claims to have dealt with Tenant in connection with this Lease, which indemnity shall survive the expiration or other termination of this Lease.

ARTICLE 24
QUIET ENJOYMENT

Section 24.01 – Quiet Enjoyment. Landlord covenants that if and so long as Tenant pays the Fixed Rent and Additional Rent and other charges reserved by this Lease, and performs all the terms, covenants and conditions of this Lease on the part of Tenant to be performed, Tenant shall quietly enjoy the Demised Premises subject, however, to the terms of this Lease.

ARTICLE 25
NON-LIABILITY OF LANDLORD

Section 25.01 – Non-Liability of Landlord.

(a)   Landlord and Landlord’s affiliates, trustees, agents, members, employees, officers, directors, successors and assigns shall not be liable for, and Tenant waives all claims for, loss or damage to Tenant’s business or damage to person or property sustained by Tenant resulting from any accident or occurrence, including, but not limited to, claims for damage resulting from: (i) any equipment or appurtenances becoming out of repair; (ii) injury done or occasioned by wind, rain, fire, storm or other occurrence of nature; (iii) any defect in or failure of plumbing, heating or air conditioning equipment, electric wiring or installation thereof, gas, water, or steam pipes, stairs, porches, railings or walks; (iv) broken glass; (v) the backing up of any sewer pipe or downspout; (vi) the bursting, leaking or running of any tank, tub, washstand, water closet, waste pipe, drain or other pipe or tank in, upon or about the Demised Premises; (vii) the escape of steam or hot water; (viii) water, snow or ice being upon or coming through the roof, skylight, trapdoor, stairs, doorways, windows, walks or any other place upon or near the Demised Premises or otherwise; (ix) the falling of any fixture, plaster, tile or stucco; and (x) any act, omission or negligence of Tenant, any Tenant Party or of any other persons or occupants of the Improvements or of adjoining or contiguous buildings or improvements or of owners of adjacent or contiguous property.

(b)   Landlord shall be under no personal liability with respect to its obligations under this Lease. Tenant shall look solely to the equity of the Landlord in the Land and Improvements constituting the Demised Premises for the satisfaction of Tenant’s remedies, and in no event shall Tenant attempt to secure any personal judgment against any individual or any member, principal, partner, employee, officer, director or agent of Landlord by reason of such default by Landlord.

(c)   The word “Landlord” as used herein means only the owner in fee for the time being of the Demised Premises, and in the event of any sale of the Demised Premises, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder and it shall be deemed and construed without further agreement between the parties or between the parties and the purchaser of the Demised Premises, that such purchaser has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.

ARTICLE 26
APPLICABLE LAW AND CONSTRUCTION

Section 26.01 – Applicable Law and Construction. The laws of the State of New York shall govern the validity, performance and enforcement of this Lease without giving effect to any principle of such law as would result in the selection or application of law of any other jurisdiction. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision. The headings of the several articles and sections contained herein are for convenience only and do not define, limit or construe the contents of such articles or sections. Whenever herein the singular number is used, the same shall include the plural, and the neuter gender shall include the masculine and feminine genders. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Lease shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against the party drafting this Lease.

ARTICLE 27
BINDING EFFECT OF LEASE

Section 27.01 - Binding Effect of Lease. The covenants, agreements and obligations contained in this Lease shall, except as herein otherwise provided, extend to, bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each covenant, agreement, obligation or other provision herein contained shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided.

ARTICLE 28
NOTICES

Section 28.01 - Notice. All notices to be given hereunder shall be in writing and given by hand delivery, by certified or registered mail, or by recognized overnight courier (e.g. Fed Ex) addressed to either of the parties at the address listed below or at any other subsequent mailing address they may indicate by written notice. Any notice given hereunder by mail shall be deemed delivered upon receipt or rejection of delivery by the addressee.

If to Landlord:	Mr. Jerome Cooper
444 Merrick Road, Suite 370
Lynbrook, New York 11563

With a copy to:	Ruskin Moscou Faltischek, P.C.
1425 Reckson Plaza, East Tower, 15th Floor
Uniondale, New York 11556-1425
Attn: Chairman, Real Estate Department

If to Tenant:	Assistant Commissioner for Acquisitions, and Construction Services
Department of Citywide Administrative Services
Division of Real Estate Services
1 Centre Street, 20th Floor North
New York, New York 10007

And	Metropolitan Transportation Authority
347 Madison Avenue
New York, New York 10017
Attn: Director of Real Estate

With a copy to:	Office of General Counsel
Metropolitan Transportation Authority

347 Madison Avenue
New York, New York 10017

ARTICLE 29
FEE MORTGAGES

Section 29.01 – Landlord’s Right to Mortgage. Nothing herein contained shall limit Landlord’s right to place any mortgage on the interest of Landlord in the Demised Premises including, without limitation, any modifications, consolidations, extensions, renewals and replacements thereof (“Mortgage”).

Section 29.02 – Mortgagee’s Right to Cure. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to abate the payment of rent or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to Landlord and the holder of each Mortgage; provided the name and address of the holder of any such Mortgage shall previously have been furnished to Tenant, and (b) until thirty (30) days shall have elapsed following the giving of such notice if the same can be remedied within such thirty (30) day period or if the same cannot be remedied within thirty (30) days until a reasonable period of time has elapsed to cure provided such cure has commenced within the thirty (30) day period, and, further, provided the holder of such Mortgage shall with due diligence continue to remedy such act or omission.

Section 29.03 – Tenant’s Attornment. If the holder of any Mortgage, or any designee of any such holder, shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then Tenant shall automatically attorn to and recognize such party so succeeding to Landlord’s rights (“Successor Landlord”) as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument (“Attornment Agreement”) that such Successor Landlord may reasonably request to evidence such Attornment. Upon such Attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord shall not (a) be liable for any previous act or omission of Landlord under this Lease; (b) be subject to any offset, not expressly provided for in this Lease, which theretofore shall have accrued to Tenant against Landlord; (c) be bound by any previous modification of this Lease or by any previous prepayment of more than one (1) month’s rent, unless such modification or prepayment shall have been expressly approved in writing by the holder of the Mortgage; or (d) be obligated to make any improvements to, or perform any work at, or furnish any services to, the Demised Premises.

Section 29.04 – Priority of Lease. This Lease and all rights of Tenant hereunder are and shall be subject and subordinate to every underlying lease, the rights of the overlandlord or overlandlords under each underlying lease, all Mortgages heretofore or hereafter placed on or affecting any underlying lease, alone or with other property, and to all advances heretofore or hereafter made under such leasehold mortgage, and to the lien of all renewals, modifications, consolidations, replacements, substitutions, spreaders, additions and extensions of any such leasehold mortgage, and (b) any Mortgage now or hereafter affecting the Demised Premises or any part or parts of such real property, or such real property and other property, and to each advance made or hereafter to be made under any such Mortgage and to all renewals, modifications, consolidations, replacements, substitutions, spreaders, additions and extensions of any such underlying lease or leases and/or Mortgages. In confirmation of such subordination, Tenant shall execute and deliver promptly any certificate reasonably approved by Tenant’s counsel that Landlord or its successors in interest may reasonably request.

ARTICLE 30
ESTOPPEL CERTIFICATES

Section 30.01 – Tenant’s Estoppel Certificate. Tenant shall, upon not less than fifteen (15) days’ prior written request from Landlord, execute and deliver to Landlord a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified) and stating whether there are any defaults under this Lease of which Tenant has actual knowledge and specifying such defaults, if any, and stating such other factual information which Landlord reasonably requests.

Section 30.02 – Landlord’s Estoppel Certificate. Landlord shall, upon not less than fifteen (15) days’ prior written request from Tenant, execute and deliver to Tenant a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified) and stating whether there are any defaults under this Lease of which Landlord has actual knowledge and specifying such defaults, if any, and stating such other factual information which Tenant reasonably requests.

ARTICLE 31
REPRESENTATIONS

Section 31.01 – Tenant’s Representations. Tenant represents and warrants that:

(a)   Tenant is a municipal corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and to execute, deliver and perform this Lease. The Lease has been duly authorized by all necessary action on the part of the Tenant.
(b)   The execution, delivery and performance of the Lease and the consummation of the transactions contemplated hereby will not result in violation of or be in conflict with or constitute a default under any term or provision of Tenant’s governing organization documents or under any term or condition of any contract, agreement, lease or instrument to which Tenant is a party or by which Tenant is bound or any term of any judgment, decree, statute, rule, regulation, ordinance, franchise, certificate, permit or the like applicable to the Tenant.
(c)   There is no action, suit, proceeding or investigation pending or threatened or any basis therefor known to Tenant which would question the validity of any of the foregoing representations or the validity of this Lease.
The foregoing representations and warranties shall be deemed made as of the date hereof and as of the Commencement Date.

Section 31.02 – Landlord’s Representations. Landlord represents and warrants that:

(a)   Landlord is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to own and operate properties, to carry on its business as now conducted, and to execute, deliver and perform this Lease. The Lease has been duly authorized by all necessary action on the part of the Landlord.
(b)   The execution, delivery and performance of the Lease and the consummation of the transactions contemplated hereby and thereby will not result in violation of or be in conflict with or constitute a default under any term or provision of the Certificate of Incorporation or By-Laws of the Landlord or any term of any judgment, decree, statute, rule, regulation, ordinance, franchise, certificate, permit or the like applicable to the Landlord.
(c)   There is no action, suit, proceeding or investigation pending or threatened or any basis therefor known to Landlord which would question the validity of any of the foregoing representations or the validity of this Lease.

(d)   The shareholder of the Landlord is Green Bus Lines Inc. and the officers of the Landlord are as follows: Jerome Cooper, President; Stephen Eagar, Vice President; and Stan Brettschneider, Secretary and Treasurer. The foregoing representations and warranties shall be deemed made as of the date hereof and as of the Commencement Date.

ARTICLE 32
MISCELLANEOUS

Section 32.01 - Taxes. Tenant shall be responsible for any taxes, including, but not limited to, New York State transfer taxes, payable by reason of the execution of this Lease. Landlord shall complete and sign any required tax return.

Section 32.02 – Venue; Service of Process. Landlord and Tenant and any subtenant under this Lease, hereby expressly consent to the jurisdiction of the Supreme Court of the County of Queens (or any successor thereto), the Supreme Court of the State of New York and the United States District Court with respect to any action or proceeding between Landlord and Tenant or such party with respect to this Lease or any rights or obligations of either party pursuant to or in connection with this Lease, and each of such subtenant, Landlord and Tenant agree that venue shall lie in Queens County. Tenant and any subtenant further waive any and all rights to commence any such action or proceeding against Landlord before any other court. Without limiting any other methods of obtaining jurisdiction, personal jurisdiction of the Tenant in any action or proceeding may be obtained within and without the jurisdiction of any court located in the State of New York, and that process or notice of motion or other application in connection with such action or proceeding may be served upon the Tenant by registered or certified mail at the last known address of the Tenant, whether such address be within or without the jurisdiction of any such court, and service shall be deemed complete three (3) business days after when mailed even if delivery is refused by the addressee.
Section 32.03 – Lease Not an Offer. The submission of this Lease to Tenant shall not be construed as an offer, nor shall Tenant have any rights with respect thereto or the Demised Premises unless and until Landlord shall execute a counterpart of this Lease and deliver the same to Tenant. Until such execution and delivery, any action taken or expense incurred by Tenant in connection with this Lease or the Demised Premises shall be solely at Tenant’s own risk and account.

Section 32.04 - Memorandum of Lease. This Lease shall not be recorded by Landlord or Tenant. At the request of either party, Landlord and Tenant shall execute and deliver to the other party a short form memorandum of lease in form for recording. Such memorandum of lease shall not set forth any of the financial terms of this Lease and shall set forth the Initial Term of this Lease and shall provide that the memorandum of lease shall automatically expire at the Expiration Date of the Term.

Section 32.05 – No Waiver. Except as otherwise expressly provided in this Lease, the failure of Landlord to enforce its rights for violation of, or to insist upon the strict performance of any covenant, agreement, term, provision or condition of this Lease, or any of the rules and regulations, shall not constitute a waiver thereof, and Landlord shall have all remedies provided herein and by applicable law with respect to any subsequent act which would have originally constituted a violation. The receipt by Landlord or the payment by Tenant, as the case may be, of rent with knowledge of the breach of any covenant, agreement, term, provision or condition of this Lease shall not be deemed a waiver of such breach. Except as otherwise expressly provided in this Lease, no provision of this Lease shall be deemed to have been waived by Landlord unless such waiver be in a writing signed by the party against whom enforcement shall be enforced. The remedies provided in this Lease shall be cumulative and shall not in any way abridge, modify or preclude any other rights or remedies to which Landlord may be entitled under this Lease, at law or in equity.

Section 32.06 – Landlord’s Consent. In any instance in which Landlord’s consent, approval or other action or exercise of judgment or discretion shall be made or shall be required by this Lease, or otherwise requested by Tenant, and Tenant disputes Landlord’s reasonableness in granting, exercising, delaying or withholding the same, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim for, and Tenant hereby waives, any claim for damages or any remedy not specifically authorized herein; nor shall Tenant claim any damages by way of setoff, counterclaim or defense but Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance or declaratory judgment.

Section 32.07 – Counterparts. This Lease may be executed in multiple counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument.

ARTICLE 33
ROOF RIGHTS; AIR RIGHTS

Section 33.01 – Roof Rights. Provided that Landlord does not interfere with Tenant’s use of the Demised Premises, Landlord shall retain rights to utilize the roof and/or to lease rights to utilize the roof for the installation, relocation or repair of transmitting/receiving antennae. Landlord shall require Landlord’s contractors or agents which perform work on the Demised Premises regarding the installation, relocation or repair of the antennae to maintain insurance in a form and amount as are commonly maintained for such work in cases of properties that are similarly situated, and further provided that Tenant, MTA and MTA Bus are named as additional insureds, as their interest may appear (during the Term of this Lease) on insurance policies maintained by those contractors or agents which perform work on the Demised Premises regarding the installation, relocation or repair of the antennae. Landlord shall, at its expense, be responsible for obtaining all permits from all applicable agencies in connection with utilization of the roof. Tenant shall cooperate with Landlord in performing any alterations required to permit use of the roof by Landlord. Landlord shall be responsible to make any roof repairs necessitated by Landlord’s use of the roof. If it is reasonably determined by the Tenant that Landlord’s antennae interferes with Tenant’s Permitted Use of the Demised Premises, Landlord shall relocate the antennae within a reasonable time after being notified by Tenant.

Section 33.02 – Air Rights.

(a)   Landlord shall retain air rights and transferable development rights (collectively “Air Rights”) to the Demised Premises. Subject to the provisions of this Section 33.02 Landlord may transfer any and all Air Rights, either to a non-related party or an affiliate, provided Landlord’s affiliate is an adjoining property owner (if the adjoining ownership requirement is then existing under the Zoning Resolution of the City of New York) and further provided that the offer to purchase the Air Rights is a bona fide offer. Prior to transferring any Air Rights, Landlord shall transmit a written notice to Tenant (the “Air Rights Request Notice”) setting forth the material terms of the proposed transfer (the “Material Terms”), no later than forty-five (45) days prior to the effective date of such transfer. Tenant may by written notice to Landlord (the “Air Rights Response Notice”) within forty-five (45) days of receipt of the Air Rights Request Notice elect to either (i) approve the transfer, (ii) purchase the Air Rights on the Material Terms, (iii) terminate the Lease or (iv) disapprove the transfer, in which event Tenant, contemporaneously with the transmittal of the Air Rights Response Notice, shall pay Landlord an amount equal to the Air Rights Payment (as hereinafter defined). In the event Tenant elects either (ii) or (iii) above, Landlord by written notice (the “Air Rights Withdrawal Notice”) transmitted within thirty (30) days of Landlord’s receipt of the Air Rights Response Notice, may withdraw the Air Rights Request Notice and Tenant shall have no right to acquire the Air Rights or terminate the Lease, as the case may be. In the event Tenant elects (ii) above, and Landlord does not transmit an Air Rights Withdrawal Notice within the required time period, Tenant may assign its right to acquire the Air Rights to the New York City Economic Development Corporation (“EDC”).

(b)   The Air Rights Payment shall be the amount equal to the consideration stated in the Air Rights Request Notice multiplied by an amount equal to the Prime Rate plus 3%, payable monthly for the balance of the Term and all Renewal Terms, which Air Rights Payment shall be increased in the same percentage and contemporaneously with the increased Fixed Rent under Section 3.01. If Tenant does not respond to Landlord’s Air Rights Request Notice within forty-five (45) days of Tenant’s receipt of the Air Rights Request Notice, Tenant shall be deemed to have approved the Transfer. Landlord shall not seek Tenant’s approval for the transfer of Air Rights for the first five (5) years of the Term and for the first two (2) years of each Renewal Term. Landlord is permitted to transfer Air Rights during the last five (5) years of the last Renewal Term without seeking Tenant’s approval. If a Renewal Option is not exercised, Landlord shall not be required to seek Tenant’s approval to transfer Air Rights. Under no circumstances will the use of any Air Rights by Landlord or its transferee interfere with the Tenant’s current operations.

ARTICLE 34
INVESTIGATIONS

Section 34.01 – Cooperation. The parties to this agreement agree to cooperate fully and faithfully with any investigation, audit or inquiry conducted by a State of New York (State) or City of New York (City) governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by the Inspector General of a governmental agency that is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license that is the subject of the investigation, audit or inquiry.

Section 34.02 - Testimony

(a)   If any person who has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding refuses to testify before a grand jury or other governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of or performance under any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision or public authority thereof, or the Port Authority of New York and New Jersey, or any local development corporation within the City, or any public benefit corporation organized under the laws of the State of New York, or;

(b)   If any person refuses to testify for a reason other than the assertion of his or her privilege against self-incrimination in an investigation, audit or inquiry conducted by a City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the Inspector General of the governmental agency that is a party in interest in, and is seeking testimony concerning the award of, or performance under, any transaction, agreement, lease, permit contract, or license entered into with the City, the State, or any political subdivision thereof or any local development corporation within the City, then;

Section 34.03 – Failure to Testify. The commissioner or agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license shall convene a hearing, upon not less than five (5) days written notice to the parties involved to determine if any penalties should attach for the failure of a person to testify.

Section 34.04 - Penalties. The penalties which may attach after a final determination by the commissioner or agency head may include but shall not exceed:

(a)   The disqualification for a period not to exceed five (5) years from the date of an adverse determination for any person, or any entity of which such person was a member at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the City; and/or

(b)   The cancellation or termination of any and all such existing City contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this agreement, nor the proceeds of which pledged, to an unaffiliated and unrelated institutional lender for fair value prior to the issuance of the notice scheduling the hearing, without the City incurring any penalty or damages on account of such cancellation or termination; monies lawfully due for goods delivered, work done, rentals, or fees accrued prior to the cancellation or termination shall be paid by the City.

Section 34.05 – Agency Considerations. The commissioner or agency head shall consider and address in reaching his or her determination and in assessing an appropriate penalty the factors in paragraphs (a) and (b) below. He or she may also consider, if relevant and appropriate, the criteria established in paragraphs (c) and (d) below in addition to any other information which may be relevant and appropriate:

(a)   The party’s good faith endeavors or lack thereof to cooperate fully and faithfully with any governmental investigation or audit, including but not limited to the discipline, discharge, or disassociation of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought.

(b)   The relationship of the person who refused to testify to any entity that is a party to the hearing, including, but not limited to, whether the person whose testimony is sought has an ownership interest in the entity and/or the degree of authority and responsibility the person has within the entity.

(c)   The nexus of the testimony sought to the subject entity and its contracts, leases, permits or licenses with the City.

(d)   The effect a penalty may have on an unaffiliated and unrelated party or entity that has a significant interest in an entity subject to penalties under 1.4 above, provided that the party or entity has given actual notice to the commissioner or agency head upon the acquisition of the interest, or at the hearing called for in 1.3(a) above gives notice and proves that such interest was previously acquired. Under either circumstance the party or entity must present evidence at the hearing demonstrating the potential adverse impact a penalty will have on such person or entity.

Section 34.06 - Definitions.

(a)   The term “license” or “permit” as used herein shall be defined as a license, permit, franchise or concession not granted as a matter of right.

(b)   The term “person” as used herein shall be defined as any natural person doing business alone or associated with another person or entity as a partner, director, officer, principal or employee.

(c)   The term “entity” as used herein shall be defined as any firm, partnership, corporation, association, or person that receives monies, benefits, licenses, leases, or permits from or through the City or otherwise transacts business with the City.

(d)   The term “member” as used herein shall be defined as any person associated with another person or entity as a partner, director, officer, principal or employee.

Section 34.07 - Termination. In addition to and notwithstanding any other provision of this Agreement, the Commissioner or agency head may in his or her sole discretion terminate this Agreement upon not less than three (3) days written notice in the event contractor fails to promptly report in writing to the Commissioner of Investigation of the City of New York any solicitation of money, goods, requests for future employment of other benefit or thing of value, by or on behalf of any employee of the City or other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this Lease by the Landlord, or affecting the performance of this Lease.

ARTICLE 35
SIGNIFICANT RELATED PARTY TRANSACTIONS

Section 35.01 – Significant Related Party Transactions. Landlord shall be required to disclose and notify Tenant of any transactions with significant related parties, including subsidiaries and affiliates of Landlord, the costs of which are charged to Tenant as Rent or Additional Rent. Landlord shall provide Tenant with written notice of such transactions upon submission of invoices for rent or at the end of the calendar year in which the transactions to be billed as rent were performed by significant related parties. When such transactions occur, prices of same must be in line with normal industry practice in New York City. Landlord’s failure to notify Tenant of such related party transactions shall result in a disallowance of such costs that would otherwise be billed as Rent. If such related party transactions occurred and were disclosed, but it is found by Tenant that the costs thereof exceed normal industry costs in an arms length third party transaction in New York City, then such excessive charges shall be disallowed.

IN WITNESS WHEREOF, the parties have executed this Agreement of Lease as of the day and year first above written.

GREEN BUS HOLDING CORP., Landlord

By:	/s/ Jerome Cooper
Jerome Cooper
President

THE CITY OF NEW YORK,
Tenant

By:	/s/ Lori Fierstein
	Name:	Lori Fierstein
	Title:	Deputy Commissioner